AGREEMENT AND PLAN OF MERGER

Among

iROBOT CORPORATION,

BULL DOG ACQUISITION CORPORATION,

EVOLUTION ROBOTICS, INC.

and

THE SECURITYHOLDERS’ REPRESENTATIVE

Dated as of September 14, 2012

(i)

(ii)

(iii)

EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Certificate of Incorporation of the Surviving Company
Exhibit C	Form of Escrow Agreement
Exhibit D	Letter of Transmittal
Exhibit E	Form of Offer Letter
Exhibit F	Form of Transitional Services Agreement
Exhibit G	Form of Third Party Consent
Exhibit H	Form of Termination Agreement
Exhibit I	Form of Assignment Agreement

SCHEDULES

1.1(a)	Current Assets and Current Liabilities
1.1(b)	Knowledge
4.2	Capitalization
4.4	No Conflicts; Consents
4.5	Financial Statements
4.6	Absence of Changes
4.7	Litigation
4.8	Taxes
4.9	Employee Benefit Plans; Section 280G Payments; Section 409
4.10	Real and Personal Property
4.11	Labor and Employment Matters
4.12	Material Contracts
4.13	Intellectual Property
4.14	Environmental Matters
4.15	Brokers
4.16	Compliance with Laws
4.17	Licenses and Permits
4.18	Records
4.19	Affiliated Transactions
4.21	Insurance
4.22	Change of Control Payments
4.23	Significant Customers and Suppliers
4.24	Bank Accounts
4.27	Restrictions on Business Activities
4.28	Accounts Payable; Accounts Receivable
6.1	Conduct of Business Prior to Closing
7.11	Interested Party Transactions
7.15	Qualified Return Products
8.2(l)	Third Party Consents
8.2(o)	Product Information
9.2(a)(viii)	Special Indemnity

(iv)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 14, 2012, is by and among iRobot Corporation, a Delaware corporation (“Parent”), Bull Dog Acquisition Corporation, a Delaware corporation (“MergerCo”), Evolution Robotics, Inc., a Delaware corporation (the “Company”) and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Securityholders’ Representative (the “Securityholders’ Representative”). Certain terms used in this Agreement are defined in Section 1.1 hereof. An index of defined terms used in this Agreement is set forth in Section 1.2 hereof.

WHEREAS, Parent, MergerCo and the Company wish to effect a business combination through a merger (the “Merger”) of MergerCo with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement and determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of its stockholders;

WHEREAS, the Boards of Directors of Parent and MergerCo have approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Securityholders’ Representative, Parent and the Escrow Agent shall enter into an Escrow Agreement to be effective at, and subject to the occurrence of, the Effective Time; and

WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINED TERMS

Section 1.1 Certain Terms Defined. For the purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of capital stock or other securities, by contract or agreement or otherwise.

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“Aggregate Consideration at Closing” means the Merger Consideration less (i) the Aggregate Exercise Price less (ii) the Indemnification Escrow Amount less (iii) the Working Capital Escrow Amount less (iii) the Securityholders’ Representative Reimbursement Amount.

“Aggregate Exercise Price” means the aggregate amount of cash consideration that is payable to the Company in respect of the exercise in full of all (a) Company Options issued and outstanding as of immediately prior to the Effective Time and to the extent vested and exercisable immediately prior to the Effective Time, which have an exercise price less than the Per Share Common Consideration (after giving effect to any acceleration of vesting in connection with the transactions contemplated by this Agreement) and (b) Company Warrants issued and outstanding as of immediately prior to the Closing.

“Aggregate Preferred Liquidation Payment” means the sum of (i) the aggregate Per Share Preferred Liquidation Payment and (ii) if the applicable Company Warrants for the purchase of Preferred Stock have not been converted into warrants to purchase Class A Common Stock and are still issued and outstanding immediately prior to the Effective Time, (A) the aggregate Series C Warrant Consideration, (B) the aggregate Series BB Warrant Consideration and (C) the aggregate amount of cash consideration that is payable to the Company in respect of the exercise in full of all of the Series C Warrants and the exercise in full of all of the Series BB Warrants.

“Balance Sheet Date” means June 30, 2012.

“Business” means the business of the Company as currently conducted and proposed to be conducted.

“Business Day” means any day other than a day on which the Securities and Exchange Commission is closed.

“Bylaws” means the Company’s Bylaws as in effect on the date hereof.

“Certificate of Incorporation” means the Company’s eighth amended and restated certificate of incorporation filed with the Secretary of State of the State of Delaware on May 11, 2012, as may be amended as of the date hereof.

“Certificates” means the Class A Common Certificates, Class B Common Certificates, Special Stock Certificate and the Preferred Stock Certificates.

“Change in Control Cash Payments” means any commission, obligation, severance, bonus, or other payment of any kind (including any applicable withholding or other Tax liabilities of the Company with respect to such payments) payable by the Company in cash to management or other employees accelerated or triggered (in whole or in part) by or upon the consummation of, or arising out of or in connection with, the transactions contemplated by this Agreement. Notwithstanding the foregoing, (A) the Standard Severance Payments shall not constitute Change in Control Cash Payments hereunder and (B) for the avoidance of doubt, (i) any Vested Option Consideration payable pursuant to Section 2.8 with respect to Vested Company Options and (ii) any payment of any kind pursuant to any Contract entered into by Parent or the Surviving Company with any management or other employee of the Company, shall not constitute a Change in Control Cash Payment.

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“Class A Common Stock” means any of the Class A Common Stock, $0.001 par value per share, of the Company.

“Class A Common Certificate” means a stock certificate which immediately prior to the Effective Time represented any shares of Class A Common Stock.

“Class B Common Stock” means any of the Class B Common Stock, $0.001 par value per share, of the Company.

“Class B Common Certificate” means a stock certificate which immediately prior to the Effective Time represented any shares of Class B Common Stock.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Warrants” means (a) the warrant to purchase 30,000 shares of Class A Common Stock issued to The University of British Columbia dated as of November 24, 2010, at an exercise price of $0.18 per share of Class A Common Stock and (b) the warrant to purchase 264,706 shares of Class A Common Stock issued to Silicon Valley Bank dated as of August 23, 2012, at an exercise price of $0.34 per share of Class A Common Stock.

“Common Warrant Consideration” means, with respect to a Common Warrant if not exercised or cancelled prior to the Effective Time, a cash amount equal to (i) the number of shares of Class A Common Stock into which it is exercisable immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Common Consideration over the exercise price per share thereof.

“Company Capital Stock” means any of the Company Common Stock, the Special Stock and the Preferred Stock.

“Company Common Stock” means the Class A Common Stock and the Class B Common Stock.

“Company Copyrights” means registered and material unregistered Copyrights owned by the Company or used or held for use by the Company in the Business.

“Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or used or held for use by the Company in the Business and all Products.

“Company Marks” means registered and material unregistered Marks owned by the Company or used or held for use by the Company in the Business.

“Company Material Adverse Effect” means a fact, change or effect (an “Effect”) that, individually or in the aggregate, has a material adverse effect on (1) the business, operations, assets, liabilities, results of operations or condition (financial or other) of the Company or (2) the ability of the Company to perform its obligations pursuant to this Agreement and the Transaction Documents and to consummate the Merger and the transactions by this Agreement and the Transaction Documents in a timely manner, other than any Effect resulting from the following: (i) changes in general economic conditions of the United States; provided, that such changes do

Agreement and Plan of Merger – Page 4

not affect the Company in a materially disproportionate manner, (ii) changes in legal, regulatory, political, economic or business conditions (including the commencement, continuation or escalation of a war or material armed hostilities, acts of terrorism, or the occurrence of natural disasters) that generally affect industries in which the Company conducts its business; provided, that such changes do not affect the Company in a materially disproportionate manner, (iii) changes in accounting principles that generally affect industries in which the Company conducts its business; provided, that such changes do not affect the Company in a materially disproportionate manner, (iv) the announcement of this Agreement or pendency of the transactions contemplated hereby, (v) the identity of Parent or any of its Affiliates as the acquirer of the Company or (vi) compliance with the terms of, or the taking of any action required by this Agreement or consented to by Parent in accordance with this Agreement.

“Company Options” means an option (whether or not vested or exercisable) to purchase Class A Common Stock that has been granted under the Company Stock Option Plans.

“Company Patents” means Patents owned by the Company or used or held for use by the Company in the Business.

“Company Stock Option Plans” means the Company’s 2007 Stock Plan and any other similar plan.

“Company Trade Secrets” means Trade Secrets owned by the Company or used or held for use by the Company in the Business.

“Company Transaction Expenses” means all fees, costs or expenses accrued, incurred or paid or payable by the Company (whether on behalf of itself or on behalf of any of the Securityholders or the Securityholders’ Representative) in connection with the transactions contemplated hereby, including with respect to financial, accounting, tax and legal advisors to such Persons and the Tail Policy. Notwithstanding the foregoing, for purposes of the definition and calculation of Merger Consideration, Company Transaction Expenses shall exclude the fees, costs or expenses incurred or payable by the Company in connection with the preparation and provision of Required Financial Information requested by Parent after the date of this Agreement.

“Company Warrants” means the Common Warrants, the Series BB Warrants and the Series C Warrants.

“Contract” means any contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, whether oral or written (including all amendments thereto).

“Conversion Ratio” shall mean the quotient of (a) the average of the closing prices of Parent Common Stock as reported on the NASDAQ Global Market for the seven (7) consecutive trading days up to and including the trading day that is one (1) trading day prior to the Closing Date divided by (b) the Per Share Common Consideration.

“Copyrights” means copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above.

Agreement and Plan of Merger – Page 5

“Court” means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency thereof.

“Current Assets” means, as of the date of determination, accounts receivable (net), inventory, prepaids and deposits, in each case as determined in accordance with GAAP as consistently applied and on a basis consistent with the Base Balance Sheet and calculations set forth on Schedule 1.1(a) attached hereto. For the avoidance of doubt, “Current Assets” shall not include cash and cash equivalents.

“Current Liabilities” means, as of date of determination, accounts payable, payables to related parties, accrued expenses, accrued compensation (excluding any Standard Severance Payments made by Parent or the Surviving Company in accordance with Section 7.10(b)) and deferred revenue, in each case as determined in accordance with GAAP as consistently applied and on a basis consistent with the Base Balance Sheet and calculations set forth on Schedule 1.1(a) attached hereto. For the avoidance of doubt, “Current Liabilities” shall not include Indebtedness or Company Transaction Expenses that have not been paid on or prior to the Closing Date.

“Customer Deduction” means a deduction against accounts receivable of the Company taken by a customer of the Company pursuant to a Customer Program or other deductions taken by a customer for contractual commitments with respect to new store allowances, freight allowances, non-compliance deductions, slotting allowances, markdowns, damage allowances, supply chain allowances, inventory transition allowances, prompt payment allowances or volume allowances.

“Customer Program” means an in-store advertising, cooperate advertising or other promotional program between the Company and a customer providing a discount or deduction to the customer for participating in such program.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.

“Environmental Laws” means all laws relating to protection of the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar federal, state and local laws as in effect on the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fully Diluted Number” means an amount equal to the sum of, without duplication, (a) the total number of shares of Class A Common Stock outstanding immediately prior to the Effective Time, plus (b) the total number of shares of Special Stock outstanding immediately prior to the Effective Time, plus (c) the total number of shares of Class A Common Stock issuable upon exercise of Vested Company Options that are issued and outstanding as of

Agreement and Plan of Merger – Page 6

immediately prior to the Effective Time, plus (d) to the extent any shares of Preferred Stock have been properly surrendered to the Company for conversion into Class A Common Stock in accordance with Article Fourth, Section 5 of the Certificate of Incorporation, the total number of shares of Class A Common Stock issuable upon conversion of such shares of Preferred Stock immediately prior to the Effective Time, plus (e) the total number of shares of Class A Common Stock issuable upon the exercise of any Common Warrant, if it is outstanding immediately prior to the Closing, plus (f) to the extent the Preferred Stock is automatically converted to Class A Common Stock prior to the Effective Time in accordance with Article Fourth, Section 5 of the Certificate of Incorporation, the total number of shares of Class A Common Stock issuable on exercise of the Series BB Warrants and the Series C Warrants that are issued and outstanding as of immediately prior to the Effective Time. Notwithstanding anything to the contrary set forth herein, the calculation of Fully Diluted Number shall not include any shares of Company Capital Stock held by the Company in treasury.

“GAAP” means generally accepted accounting principles as applied in the United States on a consistent basis.

“Government Contract” means any agreement between, on the one hand, the Company and, on the other hand: (i) the United States government or any other Governmental Entity, (ii) any prime contractor to the United States government or any other Governmental Entity or (iii) any subcontractor with respect to any agreement described in clauses (i) or (ii).

“Governmental Entity” means any (i) federal, state, local, foreign or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other juridical or political body; (ii) public primary, secondary or higher educational institution; (iii) labor or social security bodies; or (iv) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.

“Indebtedness” means, with respect to the Company, (a) all indebtedness of the Company, whether or not contingent, for borrowed money, (b) all obligations of the Company for the deferred purchase price of property or services, (c) all obligations of the Company evidenced by notes, bonds, debentures or other similar interest-bearing instruments, including any prepayment penalties, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company, (e) all obligations of the Company as lessee under leases that have been or should be recorded as capital leases in accordance with GAAP, (f) all obligations, contingent or otherwise, of the Company under bankers’ acceptance, letter of credit or similar facilities, (g) all Indebtedness of other Persons of any type referred to in clauses (a) through and including (f) above guaranteed directly or indirectly in any manner by the Company, and (h) all Indebtedness of any type referred to in clauses (a) through and including (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance

Agreement and Plan of Merger – Page 7

on property (including accounts and contract rights) owned by the Company, even though the Company has not assumed or become liable for the payment of such Indebtedness; provided, however, that notwithstanding the foregoing, Indebtedness shall exclude accounts payable and any indebtedness or other obligations of the Company to trade creditors, whether or not of any type referred to in clauses (a) through and including (h), to the extent included in Current Liabilities.

“Indemnifying Securityholders” means any Stockholder, holder of Company Warrants or holder of Vested Company Options.

“Intellectual Property Assets” means any and all of the following, as they exist throughout the world: (a) Patents, (b) Marks, (c) Copyrights, (d) Trade Secrets, (e) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing, and (f) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.

“Investor Agreements” means the Third Amended and Restated Investor Rights Agreement, dated as of May 11, 2012, by and among the Company and the Purchasers (as defined therein); the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 11, 2012, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein); and the Amended and Restated Voting Agreement, dated as of May 11, 2012, by and among the Company and the Stockholders (as defined therein).

“IRS” means the United States Internal Revenue Service.

“Knowledge,” “to the Company’s Knowledge” and words and phrases of similar import means the actual knowledge, or knowledge that such person would reasonably be expected to have in the course of performing his or her duties to the Company, of any of the individuals identified on Schedule 1.1(b) of the Company Disclosure Schedule.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Licenses In” means licenses, sublicenses or other Contracts under which the Company is granted rights by others in Intellectual Property Assets.

“Licenses Out” means licenses, sublicenses or other Contracts under which the Company has granted rights to others in Intellectual Property Assets.

“Lien” means, with respect to any asset, any mortgage, lien, license, pledge, charge, security interest, restriction on the right to sell or dispose, or encumbrance of any kind in respect of such asset.

“Losses” of a Person means, without duplication, any and all losses, liabilities, damages, awards, judgments, costs and expenses, interest and penalties (including, without limitation, reasonable attorneys’ fees actually incurred) imposed upon or sustained or incurred by such Person, but specifically excluding indirect, punitive, special or consequential damages except to the extent that such damages have been awarded with respect to a Third Party Claim pursuant to a final non-appealable judicial determination.

Agreement and Plan of Merger – Page 8

“Marks” means rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing.

“Merger Consideration” means $74,000,000 in cash, subject, without duplication, to the adjustments contemplated by Section 3.5(b), plus (i) the Aggregate Exercise Price plus (ii) the Estimated Cash Amount, less (ii) Indebtedness of the Company, if any, outstanding at the Effective Time or assumed or paid by Parent, MergerCo or the Surviving Company as reflected on the certificate delivered pursuant to Section 3.3, less (iii) any Change in Control Cash Payments that have not been paid prior to the Effective Time or are assumed or paid by Parent, MergerCo or the Surviving Company, less (iv) Company Transaction Expenses that have not been paid by the Company prior to the Effective Time or are assumed or paid by Parent, MergerCo or the Surviving Company pursuant to Section 3.4, (v) if the Estimated Net Working Capital is greater than the Net Working Capital Target, plus the Estimated Net Working Capital Adjustment Amount, else if the Estimated Net Working Capital is less than the Net Working Capital Target, less the Estimated Net Working Capital Adjustment Amount.

“Net Working Capital Target” means $2,800,000.

“Order” means any judgment, order, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Material Adverse Effect” means any fact, change, event, circumstance, development or effect that (i) is materially adverse to the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of Parent and MergerCo, taken as a whole, or (ii) would materially impair or delay the ability of Parent or MergerCo to perform its obligations pursuant to this Agreement and the Transaction Documents or to consummate the Merger or the transactions by this Agreement or the Transaction Documents.

“Patents” means patents, patent applications of any kind, patent rights, inventions, discoveries and invention disclosures (whether or not patented).

“Per Share Common Consideration” means an amount equal to (a) (i) the Merger Consideration minus (ii) the Aggregate Preferred Liquidation Payment, divided by (b) the Fully Diluted Number.

“Per Share Preferred Consideration” means an amount equal to $1.00 per share.

“Per Share Preferred Liquidation Payment” means an amount equal to $1.00 for each share of Preferred Stock issued and outstanding immediately prior to the Effective Time other than shares that have been properly surrendered to the Company for conversion into Class A Common Stock in accordance with Article Fourth, Section 5 of the Certificate of Incorporation immediately prior to the Effective Time.

Agreement and Plan of Merger – Page 9

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended).

“Pre-Closing Tax Period” means any Tax period (and the portion of any Straddle Period) ending on or before the Closing Date.

“Pre-Closing Tax Return” means any Tax Return for a Pre-Closing Tax Period.

“Pre-Closing Taxes” means any and all Taxes (or the nonpayment thereof) for which the Company is liable for any Pre-Closing Tax Period. In the case of any Straddle Period, the amount of Taxes allocated to the Pre-Closing Tax Period shall (i) in the case of any Tax based upon or measured by income, receipts, sales, use, or payroll, be based on an interim closing of the books as of the close of business on the Closing Date, and (ii) in the case of any other Tax, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on and including the Closing Date, and the denominator of which is the number of days in such Straddle Period.

“Preferred Stock” means the Series AA Preferred Stock, the Series BB Preferred Stock and the Series C Preferred Stock , each share of which the Company hereby represents and warrants converts into one (1) share of Class A Common Stock in accordance with Article Fourth, Section 5 of the Certificate of Incorporation, as of the date hereof.

“Preferred Stock Certificate” means a stock certificate which immediately prior to the Effective Time represented any shares of Preferred Stock.

“Pro Rata Interest” means, with respect to any Securityholder, as of the Effective Time, (i) the aggregate amount payable to such Securityholder pursuant to Sections 2.6(c), (d) or (e), 2.7 or 2.8(a) with respect to the shares of Company Capital Stock held by such Securityholder, or shares of Company Capital Stock issuable upon exercise of the Company Warrant or Vested Company Option held by such Securityholder, as the case may be, before deduction of any withholding tax or cash amount attributable to the Pro Rata Interest of such Securityholder in the Indemnification Escrow Amount, Working Capital Escrow Amount and Securityholders’ Representative Reimbursement Amount, divided by (ii) the remainder of (A) the Merger Consideration minus (B) the Aggregate Exercise Price.

“Pro Rata Share” means, with respect to any Securityholder, as of the Effective Time, (i) the aggregate amount payable to such Securityholder pursuant to Sections 2.6(c), (d) and (e), 2.7 and 2.8(a) before deduction of any withholding tax or cash amount attributable to the Pro Rata Interest of such Securityholder in the Indemnification Escrow Amount, Working Capital Escrow Amount and Securityholders’ Representative Reimbursement Amount, divided by (ii) the remainder of (A) the Merger Consideration minus (B) the Aggregate Exercise Price.

“Products” means products, computer programs and/or services and related documentation currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed and/or otherwise made available by the Company in connection with the Business.

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“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.

“Return Reserve Amount” means the reserve included in the Final Closing Balance Sheet to cover estimated Qualified Product Return Amounts established in a manner consistent with the returns reserve included in the audited December 31, 2011 financial statements of the Company.

“Securityholders” means any Stockholder, holder of Company Options or holder of Company Warrants.

“Series AA Preferred Stock” means the Series AA Preferred Stock, $0.001 par value per share, of the Company.

“Series BB Preferred Stock” means the Series BB Preferred Stock, $0.001 par value per share, of the Company.

“Series BB Warrants” means the warrants to purchase shares of Series BB Preferred Stock at an exercise price of $1.00 per share of Series BB Preferred Stock.

“Series BB Warrant Consideration” means, with respect to each Series BB Warrant not exercised prior to the Effective Time, a cash amount equal to (i) the number of shares of Series BB Preferred Stock or Class A Common Stock, as the case may be, into which it is exercisable immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Preferred Consideration or Per Share Common Consideration, as the case may be, over the exercise price per share thereof (which exercise price the Company hereby represents and warrants is $1.00 per share of Series BB Preferred Stock or Class A Common Stock, as the case may be).

“Series C Preferred Stock” means the Series C Preferred Stock, $0.001 par value per share, of the Company.

“Series C Warrants” means the warrants to purchase shares of Series C Preferred Stock at an exercise price of $0.75 per share of Series C Preferred Stock.

“Series C Warrant Consideration” means, with respect to each Series C Warrant not exercised prior to the Effective Time, a cash amount equal to (i) the number of shares of Series C Preferred Stock or Class A Common Stock, as the case may be, into which it is exercisable immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Preferred Consideration or Per Share Common Consideration, as the case may be, over the exercise price per share thereof (which exercise price the Company hereby represents and warrants is $0.75 per share of Series C Preferred Stock or Class A Common Stock, as the case may be).

“Special Stock” means the Special Stock, $0.001 par value per share, of the Company.

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“Special Stock Certificate” means the stock certificate which immediately prior to the Effective Time represented the share of Special Stock.

“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Straddle Period Tax Return” means any Tax Return for a Straddle Period.

“Tax” or “Taxes” means any U.S. or non-U.S. federal, state, or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Tax Returns” means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.

“Trade Secrets” means rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, source code, scripts, blueprints, flow charts, models, strategies, prototypes, techniques, testing procedures and testing results.

“Transaction Documents” means this Agreement, the Escrow Agreement and such other instruments and agreements required by this Agreement to be executed and delivered hereunder.

“Treasury Regulations” means the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Unvested Company Option” means a Company Option that is not a Vested Company Option.

“Vested Company Option” means a Company Option that is issued and outstanding as of immediately prior to the Effective Time, to the extent such Company Option is vested and exercisable immediately prior to the Effective Time (after giving effect to any acceleration of vesting in connection with the transactions contemplated by this Agreement).

“Vested Option Consideration” means, with respect to any Vested Company Option, an amount equal to (a) the number of shares of Class A Common Stock into which such Company Option is exercisable immediately prior to the Effective Time multiplied by (b) the excess, if any, of the Per Share Common Consideration over the exercise price per share of such Company

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Option. If the exercise price per share of any Vested Company Option exceeds the Per Share Common Consideration, then the Vested Option Consideration for such Vested Company Option shall be $0.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Section 1.2 Definitions. The following terms have the meanings set forth in the Sections set forth opposite such term below:

Term	Section Reference

Accountants	3.5(b)(ii)
Accrued Vacation Amount	4.11(a)
Acquisition Transaction Agreed Claims	7.5(b) 9.3(e)
Agreement Applicable Article IV Provision Audit Accountants	Preamble Article IV 7.16(a)
Base Balance Sheet	4.5(a)(iii)
Base Consideration Allocation Schedule	3.1(a)(i)
Certificate of Merger	2.2
Chosen Courts Claim Certificate	11.9 9.3(a)
Closing	2.4
Closing Balance Sheet	3.5(b)(i)
Closing Cash Amount	3.5(b)(i)
Closing Date	2.4
Closing Net Working Capital and Cash	3.5(b)(iii)
Company	Preamble
Company Board	Recitals
Company Employee Programs	4.9(a)
Company Licenses	4.17
Confidential Employee Letter	4.11(a)
Confidentiality Agreement	7.2(c)
Continuing Employee	7.10(a)
Deadline Period	7.6(e)(iv)
DGCL	Recitals
Dispute Notice	3.5(b)(ii)
Dissenting Shares	3.2(b)
Effective Time	2.2
Employee Program	4.9(k)(i)
Encumbrances Engagement Agreement ERISA ERISA Affiliate	3.3 3.1(a)(ii) 4.9(k)(ii) 4.9(k)(iv)
Escrow Agent	3.1(a)(ii)

Agreement and Plan of Merger – Page 13

Escrow Agreement	3.1(a)(ii)
Escrow Allocation Schedule	3.1(a)(ii)
Estimated Cash Amount	3.5(a)(i)
Estimated Closing Balance Sheet	3.5(a)(i)
Estimated Net Working Capital	3.5(a)(i)
Estimated Net Working Capital Adjustment Amount	3.5(a)(ii)
Estimated Net Working Capital and Cash	3.5(b)(iii)
Excess Return Amount	9.2(a)(vii)
Final Closing Balance Sheet	3.5(b)(ii)
Final Net Working Capital and Cash Shortfall	3.5(b)(iii)
Financial Statements	4.5(a)
Fundamental Representations Governmental Authority Historical Financial Information	9.1 4.4(b) 7.16(a)
Indemnification Cut-Off Date	9.1
Indemnification Escrow Amount	3.1(a)(ii)
Indemnification Escrow Fund	3.1(a)(ii)
Indemnified D&Os	7.14
Indemnity Claim	9.6(a)
Information Statement	7.1(c)
Leased Real Property	4.10(b)
Leases	4.10(b)
Letter of Transmittal	3.1(b)
Major Customers	4.23
Material Contracts	4.12(a)
Merger	Recitals
MergerCo	Preamble
Mint Sales	4.12(a)(x)
Multiemployer Plan	4.9(k)(v)
Net Working Capital	3.5(a)(iii)
NWC Claim	9.6(a)
Offer Letter	7.10(a)
Open Source Materials	4.13(b)(xiii)
Parachute Payments	8.2(m)
Parent	Preamble
Parent/MergerCo Indemnified Party	9.2(a)
Parent Option	2.8(b)
Paying Agent	3.1(a)(i)
Payment Fund	3.1(a)(i)
Payoff Instructions	3.4
Payroll Account Fund	3.1(a)(i)
Pre-Closing Period	6.1
Pro Forma Financial Information	7.16(b)
Qualified Product Return Amount	7.15(d)(i)
Qualified Returned Product	7.15(d)(ii)
Representative Losses	9.6(c)

Agreement and Plan of Merger – Page 14

Required Financial Information	7.16(b)
Requisite Stockholder Approval	4.20
Return Report	7.15(a)
Review Period	7.6(e)(iv)
Schedules	Article IV
Schedule Supplement	7.17
Section 280G Stockholder Approval	7.10(e)
Securityholders’ Representative	Preamble
Securityholders’ Representative Reimbursement Amount	3.1(a)(ii)
Severance Agreement and Release	7.10(b)
Standard Severance Payments Stockholder(s)	7.10(b) 2.6
Surviving Company	2.1
Tail Policy	7.14
Takeover Statutes	4.25
Tax Claim	7.6(g)
Terminated Employee	7.10(b)
Third Party Claim	9.3(a)
Third Party IP Assets	4.13(b)(v)
Threshold	9.2(b)(i)
Title Representations	9.2(a)(ii)
Transitional Employee	7.10(b)
Transitional Services Agreement	7.10(a)
Vested Optionholder	2.8(a)
Working Capital Escrow Amount	3.1(a)(ii)
Working Capital Escrow Fund	3.1(a)(ii)

ARTICLE II - THE MERGER; EFFECT OF THE MERGER ON THE COMPANY CAPITAL STOCK

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the surviving company in the Merger (the “Surviving Company”) and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

Section 2.2 Effective Time; Effect of the Merger. On the Closing Date, MergerCo and the Company shall duly execute the certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DGCL), has been examined by, and received the endorsed approval of, the Secretary of State of the State of Delaware, or at such subsequent time as Parent and Company shall agree and shall specify in the Certificate of Merger (the date and time the Merger

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becomes effective being the “Effective Time”). At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of the Company and MergerCo shall vest in the Surviving Company, and all debts and liabilities of the Company and MergerCo shall become debts and liabilities of the Surviving Company.

Section 2.3 Certificate of Incorporation and Bylaws. The certificate of incorporation of MergerCo, as in effect immediately prior to the Effective Time, shall be amended as set forth on Exhibit B hereto and, as amended, shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided by law and by the terms of such certificate of incorporation. The bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended as provided by law, by the terms of the certificate of incorporation of the Surviving Company and by the terms of such bylaws. Notwithstanding the foregoing, the name of the Surviving Company shall be “Evolution Robotics, Inc.” and the certificate of incorporation and bylaws of the Surviving Company shall so provide.

Section 2.4 Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the third Business Day) after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same (other than those that by their terms are to be satisfied or waived at the Closing), and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, or at such other place as agreed to by the parties hereto.

Section 2.5 Board Representatives and Officers. At the Effective Time and by virtue of the Merger, the members of the Board of Directors of MergerCo and the officers of MergerCo immediately prior to the Effective Time shall be the initial members of the Board of Directors of the Surviving Company and the officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.

Section 2.6 Effect on Company Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Company Capital Stock (each a “Stockholder,” and collectively, the “Stockholders”) or any holders of capital stock of MergerCo:

(a) All shares of common stock, par value $0.001 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 1,000 fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Company following the Merger, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Company.

(b) Each share of (i) Company Capital Stock that is owned by the Company, by Parent, by MergerCo, or by any other wholly owned subsidiary of Parent and (ii) Class B Common Stock, shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

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(c) Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time, including each share of Class A Common Stock issuable upon automatic conversion of any Preferred Stock prior to the Effective Time in accordance with Article Fourth, Section 5 of the Certificate of Incorporation (other than shares to be cancelled in accordance with Section 2.6(b) and any Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Common Consideration, without interest; provided, however, the amount payable by Parent pursuant to this Section 2.6(c) at the Effective Time shall be less the cash amount attributable to the Pro Rata Interest of such holder of Class A Common Stock with respect to such shares in the Indemnification Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii), the Working Capital Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii) and the Securityholders’ Representative Reimbursement Amount pursuant to Section 3.1(a)(ii). As of the Effective Time, all such shares of Class A Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Class A Common Certificate (or Preferred Stock Certificate representing shares of Preferred Stock automatically converted into shares of Class A Common Stock prior to the Effective Time) shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments specified herein), upon the surrender of such Class A Common Certificate (or Preferred Stock Certificate, as the case may be) or the delivery of an affidavit as described in Section 3.1(d), the Per Share Common Consideration, without interest.

(d) Each share of Special Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(b) and any Dissenting Shares) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Common Consideration, without interest; provided, however, the amount payable by Parent pursuant to this Section 2.6(d) at the Effective Time shall be less the cash amount attributable to the Pro Rata Interest of such holder of Special Stock with respect to such share in the Indemnification Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii), the Working Capital Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii) and the Securityholders’ Representative Reimbursement Amount pursuant to Section 3.1(a)(ii). As of the Effective Time, the share of Special Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holder of the Special Stock Certificate shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments specified herein), upon the surrender of such Special Stock Certificate or the delivery of an affidavit as described in Section 3.1(d), the Per Share Common Consideration, without interest.

(e) (i) Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.6(b), any Dissenting Shares, and shares of Preferred Stock that have been properly surrendered to the Company for conversion into Class A Common Stock in accordance with Article Fourth, Section 5 of the Certificate of Incorporation immediately prior to the Effective Time) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Preferred Consideration, without interest; provided, however, the amount

Agreement and Plan of Merger – Page 17

payable by Parent pursuant to this Section 2.6(e)(i) at the Effective Time shall be less the cash amount attributable to the Pro Rata Interest of such holder of Preferred Stock with respect to such shares in the Indemnification Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii), the Working Capital Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii) and the Securityholders’ Representative Reimbursement Amount pursuant to Section 3.1(a)(ii). As of the Effective Time, all such shares of Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Preferred Stock Certificate representing such shares of Preferred Stock shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments specified herein), upon the surrender of such Preferred Stock Certificate or the delivery of an affidavit as described in Section 3.1(d), the Per Share Preferred Consideration, without interest.

(ii) Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time, that has been properly surrendered to the Company for conversion into Class A Common Stock in accordance with Article Fourth, Section 5 of the Certificate of Incorporation immediately prior to the Effective Time, will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Per Share Common Consideration, without interest; provided, however, the amount payable by Parent pursuant to this Section 2.6(e)(ii) at the Effective Time shall be less the cash amount attributable to the Pro Rata Interest of such holder of Class A Common Stock with respect to such shares in the Indemnification Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii), the Working Capital Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii) and the Securityholders’ Representative Reimbursement Amount pursuant to Section 3.1(a)(ii). As of the Effective Time, all such shares of Preferred Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Preferred Stock Certificate representing such shares of Preferred Stock shall cease to have any rights with respect thereto, except the right to receive (subject to any adjustments specified herein), the Per Share Common Consideration, without interest.

Section 2.7 Treatment of Company Warrants.

(a) At the Effective Time, each Common Warrant, if outstanding immediately prior to the Effective Time, will be cancelled in exchange for or converted into the right to receive a cash payment in the amount of the Common Warrant Consideration, if any, without interest, and the Common Warrant thereupon shall no longer represent the right to purchase Class A Common Stock or any other equity security of the Company, Parent, the Surviving Company or any other Person or the right to receive any other consideration. At the Effective Time, each holder of a Common Warrant outstanding immediately prior to the Effective Time shall be entitled to receive (subject to any adjustments specified herein and delivery of the applicable Letter of Transmittal) the Common Warrant Consideration, without interest; provided, however, the amount payable by Parent pursuant to this Section 2.7(a) at the Effective Time shall be less the cash amount attributable to the Pro Rata Interest of such holder of the Common Warrant with respect to the shares of Company Capital Stock issuable upon exercise of such Company Warrant in the Indemnification Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii), the Working Capital Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii) and the Securityholders’ Representative Reimbursement Amount pursuant to Section 3.1(a)(ii).

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(b) At the Effective Time, all Series BB Warrants outstanding immediately prior to the Effective Time will be cancelled in exchange for or converted into the right to receive a cash payment in the amount of the Series BB Warrant Consideration, if any, without interest, with respect to such Series BB Warrants and such Series BB Warrants thereupon shall no longer represent the right to purchase Series BB Preferred Stock or any other equity security of the Company, Parent, the Surviving Company or any other Person or the right to receive any other consideration. At the Effective Time, each holder of a Series BB Warrant outstanding immediately prior to the Effective Time shall be entitled to receive (subject to any adjustments specified herein and delivery of the applicable Letter of Transmittal) the Series BB Warrant Consideration, without interest; provided, however, the amount payable by Parent pursuant to this Section 2.7(b) at the Effective Time shall be less the cash amount attributable to the Pro Rata Interest of such holder of a Series BB Warrant with respect to the shares of Company Capital Stock issuable upon exercise of such Company Warrant in the Indemnification Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii), the Working Capital Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii) and the Securityholders’ Representative Reimbursement Amount pursuant to Section 3.1(a)(ii).

(c) At the Effective Time, all Series C Warrants outstanding immediately prior to the Effective Time will be cancelled in exchange for or converted into the right to receive a cash payment in the amount of the Series C Warrant Consideration, if any, without interest, with respect to such Series C Warrants and such Series C Warrants thereupon shall no longer represent the right to purchase Series C Preferred Stock or any other equity security of the Company, Parent, the Surviving Company or any other Person or the right to receive any other consideration. At the Effective Time, each holder of a Series C Warrant outstanding immediately prior to the Effective Time shall be entitled to receive (subject to any adjustments specified herein and delivery of the applicable Letter of Transmittal) the Series C Warrant Consideration, without interest; provided, however, the amount payable by Parent pursuant to this Section 2.7(c) at the Effective Time shall be less the cash amount attributable to the Pro Rata Interest of such holder of a Series C Warrant with respect to the shares of Company Capital Stock issuable upon exercise of such Company Warrant in the Indemnification Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii), the Working Capital Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii) and the Securityholders’ Representative Reimbursement Amount pursuant to Section 3.1(a)(ii).

(d) For the avoidance of doubt, if any Company Warrant is exercised for its underlying shares of Series C Preferred Stock or Class A Common Stock, as the case may be (with respect to any Series C Warrant), Series BB Preferred Stock or Class A Common Stock, as the case may be (with respect to any Series BB Warrant) or Class A Common Stock (with respect to the Common Warrants) prior to the Effective Time, then the holder of such Company Warrant shall receive, in respect of each such underlying share, the Per Share Preferred Consideration or the Per Share Common Consideration to which it is entitled pursuant to Section 2.6 as a Stockholder hereunder.

(e) For the avoidance of doubt, in the event that any Preferred Stock issuable upon exercise of a Company Warrant has been automatically converted into Class A Common Stock at any time up to immediately prior to the Effective Time, then the underlying Company Warrant exercisable for such Preferred Stock shall be deemed exercisable for Class A Common Stock for purposes of determining the amount of the Series BB Warrant Consideration or Series C Warrant Consideration, as the case may be.

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(f) The Company shall take all necessary steps within its control as may be required to effect the provisions of Section 2.7(a), Section 2.7(b) and Section 2.7(c).

Section 2.8 Treatment of Company Options and Company Stock Option Plans.

(a) At the Effective Time, all Vested Company Options outstanding immediately prior to the Effective Time will be cancelled in exchange for or converted into the right to receive a cash payment in the amount of the Vested Option Consideration, if any, without interest, with respect to such Vested Company Options and such Vested Company Options thereupon shall no longer represent the right to purchase Class A Common Stock or any other equity security of the Company, Parent, the Surviving Company or any other Person or the right to receive any other consideration. At the Effective Time, each holder of a Vested Company Option outstanding immediately prior to the Effective Time (each a “Vested Optionholder,” and collectively the “Vested Optionholders”) shall be entitled to receive (subject to any adjustments specified herein and delivery of the applicable Letter of Transmittal) the Vested Option Consideration, if any, without interest; provided, however, the amount payable by Parent pursuant to this Section 2.8(a) at the Effective Time shall be less the cash amount attributable to the Pro Rata Interest of such holder of a Vested Company Option with respect to the shares of Class A Common Stock issuable upon exercise of such Vested Company Options in the Indemnification Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii), the Working Capital Escrow Amount pursuant to Section 3.1(a)(ii) and Section 3.1(a)(iii) and the Securityholders’ Representative Reimbursement Amount pursuant to Section 3.1(a)(ii).

(b) Each Unvested Company Option outstanding immediately prior to the Effective Time will be assumed by Parent. Immediately after the Effective Time, each Unvested Company Option shall cease to represent a right to acquire shares of Class A Common Stock and shall be converted automatically into an option (a “Parent Option”) to acquire, on the same terms and conditions as were applicable to such Unvested Company Option immediately prior to the Effective Time (except as set forth in this sentence), such number of shares of Parent Common Stock as is equal to the quotient of (1) the number of shares of Class A Common Stock subject to the corresponding Unvested Company Option immediately prior to the Effective Time divided by (2) the Conversion Ratio; provided that any fractional shares resulting from such division shall be rounded down to the nearest whole share. The per share exercise price of any such Parent Option shall be equal to the product of (1) the per share exercise price of the corresponding Unvested Company Option immediately prior to the Effective Time multiplied by (2) the Conversion Ratio; provided that the exercise price resulting from such multiplication shall be rounded up to the nearest cent; provided further, that, in the case of any Unvested Company Option to which Section 421 of the Code applies as of the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option, and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. Except as set forth on Schedule 4.9(j), (i) no acceleration of the vesting of the Unvested Company Options shall take place as a result of the consummation of the Merger, and (ii) the vesting terms and the expiration dates of the Parent Options shall be identical to the vesting

Agreement and Plan of Merger – Page 20

terms and expiration dates of the Company Options. Parent shall take all actions necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Unvested Company Options substituted with options to purchase Parent Common Stock pursuant to Section 2.8(b). Parent shall effectuate such assumption and substitution in a manner consistent with the requirements of Section 424 of the Code, as applicable, and Section 409A of the Code. Within five (5) Business Days after the Effective Time, the shares of Parent Common Stock subject to Parent Options will be covered by a Form S-8 registration statement under the Securities Act. Promptly after the Effective Time, and in any event within ten (10) Business Days thereafter, Parent will mail to each holder of an Unvested Company Option, at the record address provided by the Company, a notice describing the assumption of such Unvested Company Option hereunder.

(c) The Company shall take all necessary steps within its control as may be required to effect the provisions of Section 2.8(a) and Section 2.8(b) and to terminate the Company Stock Option Plans.

Section 2.9 Company Actions. The Company represents and warrants to Parent and MergerCo that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein: (a) unanimously determined that this Agreement is advisable, (b) unanimously determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and the Securityholders, (c) unanimously approved this Agreement and the transactions contemplated hereby and (d) unanimously resolved to recommend that the holders of Company Capital Stock approve, authorize and adopt this Agreement and the transactions contemplated hereby in accordance with the provisions of applicable law, the Certificate of Incorporation and Bylaws.

ARTICLE III - PAYMENT FOR SECURITIES

Section 3.1 Payment for Company Capital Stock, Company Warrants and Company Options.

(a) Parent shall make the following payments:

(i) At the Effective Time, Parent shall deposit with Wells Fargo Bank, National Association (the “Paying Agent”), for the benefit of the Stockholders, holders of Company Warrants and holders of Vested Company Options who are not employees or former employees of the Company, for payment through the Paying Agent in accordance with this Section 3.1, cash in an amount equal to the Aggregate Consideration at Closing less the Aggregate Consideration at Closing attributable to Vested Company Options held by any employee or former employee of the Company(the “Payment Fund”). Promptly following the Effective Time, the Paying Agent shall, pursuant to irrevocable instructions, make the payments provided for in Section 2.6, Section 2.7 and Section 2.8 (with respect to holders of Vested Company Options who are not employees or former employees of the Company) out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement. Promptly following the Effective Time, but in any event not later than one (1)

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Business Day following the Effective Time, Parent shall deposit, on its own behalf or with the Surviving Company, in a payroll account (the “Payroll Account Fund”), for the benefit of the holders of Vested Company Options who are employees or former employees of the Company, for payment in accordance with this Section 3.1, cash in an amount equal to the Aggregate Consideration at Closing attributable to Vested Company Options held by any employee or former employee of the Company. As soon as practicable after such deposit (but no later than the next regularly scheduled payroll date), Parent shall, or shall cause the Surviving Company to, pay such amount (subject to any adjustments specified herein and delivery of the applicable Letter of Transmittal) through the Payroll Account Fund. The Company shall prepare and deliver to Parent no later than four (4) Business Days prior to the Closing Date an estimated schedule of the allocation of the Aggregate Consideration at Closing payable to the Securityholders (the “Base Consideration Allocation Schedule”). The aggregate amount of each Securityholders’ contribution to and interest in the Indemnification Escrow Amount, Working Capital Escrow Amount and Securityholders’ Representative Reimbursement Amount shall be based on each such Securityholders’ Pro Rata Share of such amounts. The parties hereto acknowledge and agree that the Company will amend the Base Consideration Allocation Schedule as of the Effective Time to (i) reflect any actual adjustments and allocation of the Merger Consideration required by Section 3.5(a)(ii) or necessary in connection with the exercise of any options or warrants; and (ii) instruct the Paying Agent as to the portion of the Payment Fund payable as of the Effective Time to each of the Stockholders, holders of Company Warrants and holders of Vested Company Options who are not employees or former employees of the Company.

(ii) At the Effective Time, Parent shall cause to be delivered to Wells Fargo Bank, National Association (the “Escrow Agent”) an amount of cash equal to $8,880,000 (the “Indemnification Escrow Amount”). The Indemnification Escrow Amount shall be held by the Escrow Agent in a separate account (the “Indemnification Escrow Fund”) solely for purposes of the payment to Parent in satisfaction of any indemnification or other claims of any Parent/MergerCo Indemnified Party required by Article IX. At the Effective Time, Parent shall cause to be delivered to the Escrow Agent an amount of cash equal to $250,000 (the “Working Capital Escrow Amount”). The Working Capital Escrow Amount shall be held by the Escrow Agent in a separate account (the “Working Capital Escrow Fund”) solely for purposes of the payment to Parent of the Final Net Working Capital and Cash Shortfall, if any such payment is required by Section 3.5(b)(iii)(A) hereof. At the Effective Time, Parent shall cause to be delivered to the Securityholders’ Representative an amount of cash equal to $100,000 (the “Securityholders’ Representative Reimbursement Amount”). The Securityholders’ Representative Reimbursement Amount shall be held by the Securityholders’ Representative in an account for purposes of satisfying any and all reasonable expenses of the Securityholders’ Representative. The Securityholders’ Representative Reimbursement Amount shall be governed by the terms of that certain Engagement Agreement entered into by and among the

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Securityholders’ Representative, the Company and certain of the Indemnifying Securityholders (the “Engagement Agreement”). The Company shall prepare and deliver to Parent no later than four (4) Business Days prior to the Closing Date an estimated schedule of the allocation of the Indemnification Escrow Amount and the Working Capital Escrow Amount payable to the Securityholders in proportion to each Securityholders’ Pro Rata Share (the “Escrow Allocation Schedule”). The Indemnification Escrow Fund and the Working Capital Escrow Fund shall be governed by the terms of an escrow agreement to be entered into by and among Parent, the Securityholders’ Representative and the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”). The parties hereto acknowledge and agree that the Company will amend the Escrow Allocation Schedule as of the Effective Time to (i) reflect any actual adjustments and allocation of the Merger Consideration required by Section 3.5(a)(ii) or necessary in connection with the exercise of any options or warrants; and (ii) instruct the Escrow Agent as to the portion of the Indemnification Escrow Amount and the Working Capital Escrow Amount payable as of the Effective Time to each of the Securityholders. For Tax purposes, any payment made out of the Indemnification Escrow Fund or the Working Capital Escrow Fund to (1) the Stockholders (in their capacity as such) shall be treated as deferred Merger Consideration and shall be subject to imputation of interest under Section 483 or Section 1274 of the Code and (2) the holders of the Vested Company Options entitled to receive Vested Option Consideration, with respect to their Vested Company Options, shall be treated as compensation, and includable in gross income of such holders as ordinary income and deductible by Parent or the Surviving Company at the time of payment. Any interest or other income earned on the Indemnification Escrow Amount or the Working Capital Escrow Amount will be included in the gross income of Parent in accordance with proposed Treasury Regulations under Section 468B(g) of the Code. None of the Securityholders, the Surviving Company or the Parent shall take a position in any Tax Return or examination or other administrative or judicial proceeding relating to any Tax that is inconsistent with such treatment.

(iii) Each Securityholder’s percentage interest in the Indemnification Escrow Amount and the Working Capital Escrow Amount in the event any such amounts (including any interest or other income earned thereon) may be ultimately released and distributed to the Securityholders is set forth on the Escrow Allocation Schedule.

(b) As soon as reasonably practicable following the Effective Time, but no later than three (3) Business Days thereafter, Parent shall deliver, or shall cause the Paying Agent or the Surviving Company to deliver to the Securityholders a letter of transmittal in the form attached hereto as Exhibit D (the “Letter of Transmittal”), which specifies, where applicable, that delivery shall be effected, and risk of loss and title to shares of Company Capital Stock shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in effecting the surrender of a Certificate in exchange for the Aggregate Consideration at Closing attributable to each share formerly represented by such Certificate. Upon surrender of a Certificate (if applicable) to the Paying Agent, together with a Letter of Transmittal, duly

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completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of shares represented by such Certificate multiplied by the portion of the Aggregate Consideration at Closing attributable to such shares, and the Certificate (if applicable) so surrendered shall forthwith be canceled as of the Effective Time.

(c) If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and delivered to Parent or the Paying Agent, as applicable, with all documents required to evidence and effect such transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Company that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.1(c), each Certificate (other than Certificates representing shares of Company Capital Stock to be canceled in accordance with Section 2.6(b) and Dissenting Shares) shall at any time after the Effective Time represent solely the right to receive, upon such surrender the amount contemplated by Sections 2.6 or 3.1(c).

(d) If any Certificate or Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or Warrant to be lost, stolen or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate or Warrant the portion of the Aggregate Consideration at Closing attributable to each share formerly represented thereby. Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate or Warrant to deliver to Parent an affidavit which includes an indemnity against any claim that may be made against Parent or the Surviving Company with respect to the Certificate or Warrant alleged to have been lost, stolen or destroyed.

(e) To the extent permitted by applicable Law, none of Parent, MergerCo, the Company, the Surviving Company or the Paying Agent shall be liable to any Person in respect of any portion of the Aggregate Consideration at Closing from the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) Each of the Paying Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts as are required to be withheld under the Code, and the Treasury Regulations promulgated thereunder, or any provision of Tax Laws. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made and (ii) the party withholding such amount shall provide evidence of such withholding, as may be reasonably requested, to the holder thereof.

(g) The right to receive a portion of the Merger Consideration in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all

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rights pertaining to Company Capital Stock, Company Options and Company Warrants, as applicable. At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Company for transfer, such Certificates shall be canceled and exchanged for the Merger Consideration as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

(h) Parent shall cause the Paying Agent to invest any cash included in the Payment Fund as directed by Parent in a cash compensation account of the Paying Agent. Any interest and other income resulting from such investments shall be the property of and will be promptly paid to Parent. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

(i) Promptly following the date that is twelve (12) months after the Effective Time, Parent shall cause the Paying Agent to deliver to the Surviving Company all cash, Certificates and other documents in its possession relating to the Merger, and the Paying Agent’s duties shall terminate. Any former Stockholders who have not complied with Section 3.1 prior to the end of such twelve (12) month period shall thereafter look only to the Surviving Company (subject to abandoned property, escheat or other similar laws) for payment of their claim for right to receive the Merger Consideration.

Section 3.2 Appraisal Rights.

(a) The Company shall comply with all requirements of Section 262 of the DGCL, and, if applicable, Chapter 13 of the California Corporations Code, and shall keep Parent promptly informed of any written demand relating thereto.

(b) Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, any shares of Company Capital Stock outstanding immediately prior to the Effective Time held by any holder who has not voted in favor of the Merger and is otherwise entitled to demand, and who properly demands, to receive payment of the fair value for such shares of Company Capital Stock in accordance with Section 262 of the DGCL, or if Section 2115 of the California Corporations Code applies, Chapter 13 of the California Corporations Code (such shares, “Dissenting Shares”) shall not be converted pursuant to Section 2.6 into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise effectively withdraws or loses such holder’s right to receive payment of the fair value of such Dissenting Shares. If, after the Effective Time, such holder fails to perfect or loses its right to demand or receive such payment, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive Merger Consideration, without interest thereon, pursuant to Section 2.6.

(c) The Company shall give Parent (i) prompt notice and a copy of any notice of a Stockholder’s demand for payment or objection to the Merger, of any request to withdraw a demand for payment and of any other instrument delivered to it pursuant to Section 262 of the DGCL, or, if applicable, Chapter 13 of the California Corporations Code and (ii) the opportunity

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to participate in all negotiations and proceedings with respect to such demands, objections and requests. Except with the prior written consent of Parent, prior to the Effective Time, the Company shall not make any payment with respect to any such demands, objections and requests and shall not settle (or offer to settle) any such demands, objections and requests or approve any withdrawal of the same.

Section 3.3 Payments at Closing for Indebtedness of the Company. At the Closing, the Company shall deliver a certificate setting forth an itemized list of any and all Indebtedness and Company Transaction Expenses (and at least three (3) Business Days prior to the Closing Date, an estimate thereof). As of the Effective Time, Parent and MergerCo shall provide sufficient funds to the Surviving Company to enable the Surviving Company to repay or assume any outstanding Indebtedness of the Company. The Company shall submit to Parent reasonably satisfactory documentation setting forth the amounts of all such unpaid Indebtedness (including the identity of each lender, dollar amounts, wire instructions and any other information necessary for Parent to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Indebtedness shall have been paid in full. Parent and MergerCo will cooperate in arranging for such repayment and shall take such reasonable actions as may be necessary to facilitate such repayment and to facilitate the release, in connection with such repayment, of any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge (collectively, “Encumbrances”) securing such Indebtedness of the Company.

Section 3.4 Payments at Closing for Company Transaction Expenses. With respect to any Company Transaction Expenses that remain unpaid on the Closing Date or that will remain unpaid after the Closing, the Company shall submit to Parent reasonably satisfactory documentation setting forth the amounts of all such unpaid Company Transaction Expenses and the Tail Policy (including the identity of each recipient, dollar amounts, wire instructions and any other information necessary for Parent to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Company Transaction Expenses shall have been paid in full (the “Payoff Instructions”). Parent shall pay or cause the Surviving Company to pay all such Company Transaction Expenses and Tail Policy set forth in the Payoff Instructions on the Closing Date. The Company hereby agrees that Parent and the Surviving Company shall not be responsible or liable to pay any Company Transaction Expenses that are not identified in the Payoff Instructions.

Section 3.5 Working Capital Adjustment.

(a) Preparation of Estimated Closing Balance Sheet; Estimated Net Working Capital.

(i) The Company shall prepare in good faith and, at least three (3) Business Days prior to the Closing Date, deliver to Parent a certificate, signed by the Chief Executive Officer or Chief Financial Officer of the Company, setting forth (A) an estimated balance sheet of the Company as of 11:59 pm (Boston time) on the day immediately prior to the Closing Date, reflecting thereon the Company’s best estimate of all balance sheet items of the Company, including its estimate of the Return Reserve Amount and reserves against gross accounts

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receivable for Customer Deductions and Customer Programs (the “Estimated Closing Balance Sheet”) and (B) the Net Working Capital of the Company as of the close of business on the Closing Date based on the Estimated Closing Balance Sheet (“Estimated Net Working Capital”) and (C) the cash and cash equivalents of the Company immediately prior to the Effective Time (“Estimated Cash Amount”). The Estimated Closing Balance Sheet was prepared in accordance with GAAP, consistently applied (except no footnotes shall be required), and using the same GAAP accounting principles, practices, methodologies and policies, that were used to prepare the audited consolidated balance sheet described in Section 4.5(a)(ii).

(ii) The cash consideration to be paid by Parent at Closing shall be adjusted, dollar for dollar, down to the extent that the Estimated Net Working Capital is less than the Net Working Capital Target. The cash consideration to be paid by Parent at Closing shall be adjusted, dollar for dollar, up to the extent that the Estimated Net Working Capital is greater than the Net Working Capital Target. The difference between the Estimated Net Working Capital and such Net Working Capital Target is referred to as the “Estimated Net Working Capital Adjustment Amount.”

(iii) As used in this Section 3.5, the term “Net Working Capital” means, as of the date of determination, an amount equal to the difference at such time of (A) the sum of all Current Assets minus (B) the sum of all Current Liabilities.

(iv) Following receipt of the Estimated Closing Balance Sheet, the Company shall permit Parent and its representatives to review the Company’s working papers relating to the Estimated Closing Balance Sheet (including the Estimated Net Working Capital) as well as all of the Company’s accounting books and records relating to the determination of the Estimated Closing Balance Sheet, and the Company shall make reasonably available its representatives responsible for the preparation of the Estimated Closing Balance Sheet in order to respond to the reasonable inquiries of Parent. Prior to Closing, the parties shall discuss in good faith the computation of any of the items on the Estimated Net Working Capital.

(b) Preparation of Final Closing Balance Sheet.

(i) As promptly as practicable, but no later than ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Securityholders’ Representative (A) a balance sheet of the Company as of 11:59 pm (Boston time) on the day immediately prior to the Closing Date, reflecting thereon Parent’s best estimate of the same balance sheet items of the Company, including the Return Reserve Amount and reserves against gross accounts receivable for Customer Deductions and Customer Programs, as included on the Estimated Closing Balance Sheet but adjusted to take into account the final balances as of 11:59 pm (Boston time) on the day immediately prior to the Closing Date (the “Closing

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Balance Sheet”), (B) the Net Working Capital of the Company based on the Closing Balance Sheet and (C) the cash and cash equivalents of the Company immediately prior to the Effective Time based on the Closing Balance Sheet (the “Closing Cash Amount”). The Closing Balance Sheet shall be prepared in accordance with GAAP and using the same GAAP accounting principles, practices, methodologies and policies that were used to prepare the Estimated Closing Balance Sheet.

(ii) Unless the Securityholders’ Representative delivers the Dispute Notice within thirty (30) days after receipt of the Closing Balance Sheet, such Closing Balance Sheet shall be deemed the “Final Closing Balance Sheet,” shall be binding upon the Securityholders and Parent and shall not be subject to dispute or review. If the Securityholders’ Representative disagrees with the Closing Balance Sheet, the Securityholders’ Representative may, within thirty (30) days after receipt thereof, notify Parent in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Closing Balance Sheet, including all supporting documentation thereto, and the Securityholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet delivered pursuant to this Section 3.5(b). Parent and the Securityholders’ Representative shall first use commercially reasonable efforts to resolve such dispute between themselves and, if Parent and the Securityholders’ Representative are able to resolve such dispute, the Closing Balance Sheet, including Closing Cash Amount and the Return Reserve Amount shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Balance Sheet” and shall be conclusive and binding upon the Securityholders and Parent and shall not be subject to dispute or review. If Parent and the Securityholders’ Representative are unable to resolve the dispute within fifteen (15) days after receipt by Parent of the Dispute Notice, Parent and the Securityholders’ Representative shall submit the dispute to Ernst & Young LLP (the “Accountants”). The Accountants shall act as experts and not arbiters and shall determine only those items, including the Return Reserve Amount and Closing Cash Amount, that remain in dispute on the Closing Balance Sheet. Promptly, but no later than thirty (30) days after engagement, the Accountants shall deliver a written report to Parent and the Securityholders’ Representative as to the resolution of the disputed items, the resulting Closing Balance Sheet and the resulting calculation of the Return Reserve Amount and Net Working Capital and Closing Cash Amount as of the Closing Date. The Closing Balance Sheet as determined by the Accountants shall be deemed the “Final Closing Balance Sheet,” including the Return Reserve Amount and Closing Cash Amount shown thereon, shall be conclusive and binding upon the Securityholders and Parent and shall not be subject to dispute or review. The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 3.5(b) shall be paid by (A) the Securityholders (first, from the Working Capital Escrow Fund, to the extent any funds remain following any payments to Parent required under Section 3.5(b)(iii), next, from the Securityholders’ Representative Reimbursement Amount until such funds are depleted, and the balance, if any, from the Indemnification Escrow Fund), if

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Parent’s calculation of the portion of the Closing Net Working Capital and Cash in dispute is closer to the Accountants’ determination than the Securityholders’ Representative’s calculation thereof, (B) by Parent, if the reverse is true or (C) except as provided in clauses (A) or (B) above, equally by the Securityholders (first, from the Working Capital Escrow Fund, to the extent any funds remain following any payments to Parent required under Section 3.5(b)(iii), next, from the Securityholders’ Representative Reimbursement Amount until such funds are depleted, and the balance, if any, from the Indemnification Escrow Fund) and Parent. Parent and the Securityholders’ Representative agree that they will, and agree to cause their respective representatives and independent accountants to cooperate and assist in the preparation of the Closing Balance Sheet and in the conduct of the audits and reviews referred to in this Section 3.5(b), including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

(iii) The Merger Consideration shall be adjusted, dollar for dollar, up or down, as appropriate, to the extent that (A) the Net Working Capital set forth on the Final Closing Balance Sheet plus the cash and cash equivalents of the Company set forth on the Final Closing Balance Sheet (collectively, the “Closing Net Working Capital and Cash”) is greater than or less than (B) the Estimated Net Working Capital plus the Estimated Cash Amount (collectively, the “Estimated Net Working Capital and Cash”), as applicable. Within five (5) Business Days following determination of the Closing Net Working Capital and Cash and in accordance with Section 3.5(b)(ii), if the Closing Net Working Capital and Cash is less than the Estimated Net Working Capital and Cash, Parent and the Securityholders’ Representative shall jointly direct the Escrow Agent to pay to Parent from the Working Capital Escrow Fund an amount equal to the difference between such amounts (the “Final Net Working Capital and Cash Shortfall”). In the event that the Final Net Working Capital and Cash Shortfall exceeds the Working Capital Escrow Amount, Parent and the Securityholders’ Representative shall jointly direct the Escrow Agent to pay to Parent from the Indemnification Escrow Fund an amount equal to such difference within five (5) Business Days following determination of the Closing Net Working Capital and Cash in accordance with Section 3.5(b)(ii). In the event that the Working Capital Escrow Amount exceeds the Final Net Working Capital and Cash Shortfall, Parent and the Securityholders’ Representative shall jointly direct the Escrow Agent to deliver to the Paying Agent and/or Surviving Company from the Working Capital Escrow Fund an amount equal to such difference, and Parent shall cause the Paying Agent and/or Surviving Company to distribute such amount to the Securityholders in accordance with the Base Consideration Allocation Schedule. Within five (5) Business Days following determination of the Closing Net Working Capital and Cash in accordance with Section 3.5(b)(ii), if the Closing Net Working Capital and Cash is greater than the Estimated Net Working Capital and Cash, (A) Parent shall deliver or cause to be delivered to the Paying Agent and/or Surviving Company the amount equal to the Closing Net Working Capital and Cash minus the Estimated Net Working Capital and Cash, and Parent shall cause the Paying Agent and/or the Surviving Company to distribute such amount

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to the Securityholders in accordance with the Base Consideration Allocation Schedule and (B) Parent and the Securityholders’ Representative shall jointly direct the Escrow Agent to deliver to the Paying Agent and/or Surviving Company all amounts in the Working Capital Escrow Fund, and Parent shall cause the Paying Agent and/or Surviving Company to distribute such amount to the Securityholders in accordance with the Base Consideration Allocation Schedule.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the disclosure schedule dated as of the date of this Agreement and delivered herewith by the Company to Parent (the “Schedules”) corresponding to the applicable section and subsection or clause of this Article IV (the “Applicable Article IV Provision”) (or disclosed in any other section, subsection or clause of the Schedules; provided, that it is readily apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to the Applicable Article IV Provision), the Company hereby represents and warrants to each of Parent and MergerCo as of the date hereof and as of the Closing (or, if made as of a specified date, as of such date) as follows:

Section 4.1 Existence; Good Standing; Authority.

(a) The Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, operate and/or lease its properties and carry on its business in all material respects as currently conducted. The Company has not been dissolved and is not in the process of being dissolved by any corporate resolutions or other action by its directors (or members of similar governing bodies) or equity holders, any Governmental Authority, or by the occurrence of any event or otherwise. As of the date of this Agreement, the Company is in good standing and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensure or qualification necessary except where failure to qualify would not be reasonably likely to have, individually, or in the aggregate, a Company Material Adverse Effect.

(b) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Company Board. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each of Parent, MergerCo and Securityholders’ Representative, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of:

(i) Common Stock. 50,536,351 shares of Common Stock, consisting of 50,535,351 shares of Class A Common Stock and 1,000 shares of Class B Common Stock. With respect to such authorized Class A Common Stock and Class B Common Stock, 596,876 and 0 shares are issued and outstanding, respectively, and 8,556,363 shares of Class A Common Stock are duly reserved for future issuance pursuant to Company Options outstanding as of this date of this Agreement.

(ii) Preferred Stock. 41,499,535 shares of Preferred Stock, of which (A) 13,333,330 shares have been designated Series AA Preferred Stock, all of which are issued and outstanding, (B) 10,778,000 shares have been designated Series BB Preferred Stock, of which 9,398,000 shares are issued and outstanding, and (C) 17,388,205 shares have been designated Series C Preferred Stock, of which 13,534,873 shares are issued and outstanding. The respective rights, restrictions, privileges and preferences of the Preferred Stock are as stated in the Certificate of Incorporation.

(iii) Special Stock. 1 share of Special Stock, which share is issued and outstanding. The respective rights, restrictions, privileges and preferences of the Special Stock are as stated in the Certificate of Incorporation.

No shares of Company Capital Stock are owned beneficially or of record by the Company. Schedule 4.2(a) sets forth the following information relating to each Stockholder: (i) its name and (ii) the number and class or series of shares of Company Capital Stock held by such Person and the respective certificate numbers.

(b) Except as set forth in Schedule 4.2(a), no shares of voting or non-voting capital stock, other equity interests or other voting securities of the Company are issued, reserved for issuance or outstanding. All Company Options have been granted under the Company Stock Option Plans. Schedule 4.2(b) sets forth a true and complete list of all outstanding Company Options and Company Warrants and all other options and rights to purchase Company Capital Stock, together with, to the extent applicable, the number of shares of Company Capital Stock subject to such security, the date of grant or issuance, the exercise price and the expiration date of such security and the aggregate number of shares of Company Capital Stock subject to such securities and the vesting schedule thereof. Except as set forth in Section 2.6 or Article III, no Company Option shall entitle the holder thereof to receive anything after the Merger in respect of such Company Option. All outstanding shares of Company Capital Stock are validly issued, fully paid and nonassessable. Except for the Company Capital Stock, Company Options or Company Warrants, convertible into, or exchangeable for, securities with voting rights, there are no bonds, debentures, notes, other Indebtedness or any other securities of the Company with voting rights on any matters on which Stockholders may vote. As of the date of this Agreement, no dividends are declared and unpaid.

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(c) Except as described in Sections 4.2(a) and 4.2(b) and Schedules 4.2(a) and 4.2(b) and except as set forth in the Certificate of Incorporation, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract or obligation.

(d) Except as set forth in the Certificate of Incorporation, there are no outstanding obligations of the Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of the Company. Except as set forth on Schedule 4.2(d), there are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its business or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the ordinary course of business consistent with past practice) to cause the Company to register its securities or which otherwise relate to the registration of any securities of the Company.

(e) Except as set forth on Schedule 4.2(e), there are no voting trusts, proxies or other Contracts of any character to which the Company or, to the Knowledge of the Company, any of the Stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company.

(f) Each Company Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Option Plan pursuant to which it was issued, (ii) that is currently outstanding and vested has an exercise price per share of Class A Common Stock equal to or greater than the fair market value of a share of Class A Common Stock on the date of such grant (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code in the case of any nonstatutory Company Option, (iii) that is currently outstanding and vested has a grant date identical to the date on which the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company actually awarded such Company Option, and (iv) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns filed prior to the Closing Date. Except as set forth on Schedule 4.2(f), none of the outstanding shares of Company Capital Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right.

Section 4.3 Subsidiaries. The Company does not own, of record or beneficially, directly or indirectly, (a) with respect to any corporation, more than 50% of the total voting power of all classes of capital stock entitled to vote in the election of directors thereof and (b)

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with respect to any Person other than a corporation, at least a majority of any class of capital stock (however designated) entitled to vote in the election of the governing body, partners, managers or others that will control the management of such Person. There are no corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any other direct or indirect equity or other interest or right (contingent or otherwise) to acquire any of the same. The Company is not a member of any partnership nor is the Company a participant in any joint venture or similar arrangement.

Section 4.4 No Conflict; Consents.

(a) Subject to the adoption and approval of this Agreement by the Stockholders, the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions in accordance with the terms hereof, do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which the Company is a party or by which the Company or any of its assets are bound, except for any such conflicts, violations, defaults and terminations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) conflict with, or result in, any violation of any provision of the Certificate of Incorporation or the Bylaws or (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Company.

(b) Except as set forth in Schedule 4.4, no notice to, declaration or filing with, or consent or approval of any federal, state, local or foreign government, any governmental, regulatory or administrative authority, agency, bureau or commission or any court, tribunal or judicial or arbitral body (a “Governmental Authority”) or other third party is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, and the consummation by the Company of the transactions in accordance with the terms hereof, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is duly licensed or qualified to do business, except for any such notices, declarations, filings, consents or approvals of any Person other than a Governmental Authority, the failure to obtain of which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 Financial Statements.

(a) The Company has made available to Parent and MergerCo copies of the following financial statements, including any related footnotes with respect to audited financial statements, copies of which are attached hereto as Schedule 4.5 (collectively, the “Financial Statements”):

(i) Audited consolidated balance sheet of the Company as of December 31, 2010 and the related unaudited consolidated statements of income and cash flows of the Company for the year ended December 31, 2010;

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(ii) Audited consolidated balance sheet of the Company as of December 31, 2011 and the related audited consolidated statements of income, stockholders’ equity and cash flows of the Company for the years ended December 31, 2011; and

(iii) Unaudited consolidated balance sheet of the Company as of June 30, 2012 (the “Base Balance Sheet”) and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for the fiscal period then ended prepared in a manner consistent with the audited financial statements described in Section 4.5(a)(ii); provided, however, that the Base Balance Sheet is subject to normal year-end adjustments and does not contain footnotes.

(b) The Financial Statements (i) have been prepared in accordance with GAAP consistently applied (subject to normal year-end adjustments and except unaudited Financial Statements that need not contain footnote disclosures required by GAAP) and (ii) present fairly in all material respects the financial condition, statements of operations and cash flows of the Company as of the dates and for the periods indicated therein.

(c) The Company maintains proper and adequate internal control over financial reporting (including the maintenance of proper books and records reflecting its assets and liabilities) to provide reasonable assurance (i) that transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, and to maintain asset accountability; (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets; (iv) the recorded accountability for Company assets is compared with the existing Company assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. There have been no instances of fraud by the Company, any officer or director of the Company, or any other Person (including employee of the Company) involved in the preparation of the Financial Statements, whether or not material, that occurred during any period covered by the Financial Statements. None of the Company nor any director or officer, nor, to the Knowledge of the Company, any employee, accountant or auditor of the Company, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices and procedures of the Company or its respective internal accounting controls.

(d) The relevant auditors have issued unqualified audit reports in respect of each of the Financial Statements which are audited. The Company has not withheld any information from the auditors, which, if disclosed would have caused the auditors to qualify their audit report or to refuse to issue their report with respect to any of the audited Financial Statements. No auditor to the Company has ever declined or indicated its inability to issue an opinion with respect to any Financial Statements of the Company.

(e) The Company is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any

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Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company’s Financial Statements.

(f) Except for Indebtedness reflected in the Financial Statements, the Company has no Indebtedness outstanding as of the date hereof. The Company is not in default with respect to any outstanding Indebtedness or any instrument relating thereto, nor, to the Knowledge of the Company, is there any event which, with the passage of time or giving of notice, or both, would result in a default. Complete and correct copies of all Contracts relating to any Indebtedness of the Company have been made available to Parent.

(g) All Customer Deductions received as of the Balance Sheet Date have been appropriately accounted for in the Base Balance Sheet as a reserve against accounts receivable unless otherwise paid. All Customer Programs with partners related to products supplied as of the Balance Sheet Date have been appropriately accounted for in the Base Balance Sheet as a reserve against accounts receivable.

Section 4.6 Absence of Certain Changes. Except as set forth on Schedule 4.6 and in the ordinary course of business consistent with past practices, from the Balance Sheet Date to the date of this Agreement, there has not been (a) any change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company, except such changes that have not had or would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, capital stock or property) in respect of, any of the Company’s capital stock or any purchase, redemption or other acquisition of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such capital stock or other securities, (c) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any other securities in respect of, in lieu of or in substitution for capital stock or other securities of the Company, (d) any granting by the Company of (i) any loan or increase in compensation, perquisites or benefits or any award, if in the aggregate such loans, increases or awards exceed $5,000 or (ii) any payment by the Company of any bonus, in each case to any current or former member of the Company Board, officer, employee, contractor or consultant of the Company, (e) any granting by the Company to any current or former member of the Company Board, officer, employee, contractor or consultant of the Company of any increase in severance, termination, change in control or similar compensation or benefits, (f) any entry by the Company into any material amendment of or modification to or agreement to materially amend or modify (or announcement of an intention to materially amend or modify) or termination of (i) any employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, equity repurchase, equity option, consulting or similar agreement, commitment or obligation between the Company, on the one hand, and any current or former member of the Company Board or any current or former officer, employee, contractor or consultant of the Company, on the other hand, (ii) any agreement between the Company, on the one hand, and any current or former member of the Company Board or any current or former

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officer, employee, contractor or consultant of the Company, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of transactions involving the Company of the nature contemplated by this Agreement or (iii) any trust or insurance contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any current or former member of the Company Board or any current or former officer, employee, contractor or consultant of the Company, (g) any amendment to or modification of or agreement to amend or modify (or announcement of an intention to amend or modify) the Company Stock Option Plans or any of the awards granted thereunder, including with respect to vesting acceleration of any such awards, (h) any other granting by the Company of any awards or rights under the Company Stock Option Plans, (i) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect, (j) any change in financial or tax accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP or applicable Law, (k) any tax election that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect or any tax attributes of the Company or any settlement or compromise of any income tax liability, (l) any revaluation by the Company of any of its respective assets, (m) any licensing or other agreement with regard to the acquisition or disposition of any Company Intellectual Property Assets or rights thereto, (n) any amendment to the Certificate of Incorporation or the Bylaws or (o) any Company Material Adverse Effect.

Section 4.7 Litigation. There is no litigation, action, suit, proceeding, claim or investigation before or by a Governmental Authority or arbitration proceeding pending against the Company or, to the Company’s Knowledge, threatened in writing against the Company, any of its properties or any of its employees in their capacity as such, except for any such threatened litigation, action, suit, proceeding, claim, arbitration or investigation that would not be reasonably be expected to result in a fine, penalty or expense of greater than $10,000. No Governmental Authority has at any time in writing challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted and, none of the Company or its properties is subject to any outstanding writ, order, judgment, injunction or decree of any Governmental Authority. Except as set forth in Schedule 4.7, there is no action by the Company before any Governmental Authority or arbitration proceeding currently pending or that the Company intends to initiate.

Section 4.8 Taxes.

(a) The Company has filed all Tax Returns required to be filed by it on or before the date hereof under applicable Laws and regulations. All such Tax Returns were correct and complete in all material respects, were prepared in substantial compliance with all applicable Tax Laws and regulations, and were filed on or before the due date for such Tax Returns, as such due date may have been extended under the applicable Laws. Except as set forth on Schedule 4.8, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return. Schedule 4.8 hereto lists all U.S. federal, state, local, and non-U.S. income Tax Returns and other material Tax Returns filed with respect to the Company since inception. The Company has made available to Parent correct and complete copies of all U.S. federal and material state, local and non-U.S. income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company in connection with any taxable

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periods since inception. No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(b) The Company has paid all Taxes owed by the Company on or before the date of this Agreement (whether or not shown or required to be shown on any Tax Return) to the applicable Tax Authority. The Company has, within the time and manner prescribed by the Laws, withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(c) No U.S. federal, state, local, or foreign tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any Tax Authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Except as set forth on Schedule 4.8, the Company is not a party to or bound by any Tax allocation or sharing agreement. Except as set forth on Schedule 4.8, the Company has never been a member of an affiliated group (within the meaning of Code Section 1504(a)) filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of the Company did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Base Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date as shown on the Closing Balance Sheet. The Company will not incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than Taxes, if any, related to the consummation of the transaction contemplated by this Agreement and Taxes related to any transactions in the ordinary course of business and consistent with reasonable past practices.

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(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election with respect to income from the discharge of indebtedness under Section 108(i) of the Code; or

(vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after such date.

(h) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(i) The Company has not been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations, nor, to the Company’s Knowledge, any “reportable transactions,” as defined in Section 1.6011-4(b) of the Treasury Regulations.

(j) The Company is and has always been treated as a domestic C corporation for United States federal income tax purposes and has had comparable status under the laws of any state or local jurisdiction in which it was required to file any Tax Return at the time it was required to file such Tax Return. The Company is not a party to or a member of any joint venture, partnership, limited liability company, trust or other arrangement or contract which could be treated as a partnership for Tax purposes.

(k) Except as disclosed in Schedule 4.8(k), the Company is not a party to any agreement, contract, arrangement or plan that has resulted or is reasonably likely to result, separately or in the aggregate, in the payment of any “parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of U.S. state, local, or foreign Tax law), whether or not such payment is considered to be reasonable compensation for services rendered.

(l) Except as set forth on Schedule 4.8(l), each Company Employee Program or other contract between the Company and any “service provider” (as such term is defined in

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Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder) that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code, has been operated and maintained, in all material respects, in operational and documentary compliance with Section 409A of the Code and no payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be subject to the penalties of Section 409A(a)(1) of the Code. The Company has complied in all material respects with the requirements of Section 409A of the Code including the reporting and wage withholding requirements as mandated by IRS Notice 2008-115.

(m) The Company uses the accrual method of accounting for Tax purposes.

(n) The Company is not subject to Tax in any jurisdiction other than the United States and political subdivisions thereof.

(o) The Company is in compliance with the requirements of FIN 48, and its Tax accrual workpapers explain and support all amounts provided and positions taken by the Company with respect to FIN 48.

Section 4.9 Employee Benefit Plans.

(a) Schedule 4.9 sets forth a true, complete and correct list of every Employee Program that is maintained by the Company or any ERISA Affiliate to provide benefits to or otherwise cover current or former employees, officers or directors of the Company (or their spouses, dependents, or beneficiaries) or with respect to which the Company has or may have any liability (the “Company Employee Programs”).

(b) True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been delivered or made available to Parent: (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any state or federal agency.

(c) Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.

(d) (i) Each Company Employee Program is, and has been operated in material compliance with applicable laws and regulations and is and has been administered in all material respects in accordance with applicable laws and regulations and with its terms. (ii) No

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litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law.

(e) No Company Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(f) Neither the Company nor any ERISA Affiliate has ever maintained any Company Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

(g) None of the Company Employee Programs provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits in any written communication to any employees of the Company or, to the Knowledge of the Company, in any oral communication to any employees of the Company.

(h) (i) Each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder. (ii) Neither the Company nor any of its ERISA Affiliates has announced in any written communication or, to the Knowledge of the Company, in any oral communication its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program. (iii) Each asset held under each Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability on the Company.

(i) No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

(j) Except as set forth in Schedule 4.9(j), neither the execution and delivery of this Agreement, the Stockholders’ approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any Stockholder, employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any Stockholder, employee, director or consultant of the Company or an ERISA Affiliate.

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(k) For purposes of this section:

(i) “Employee Program” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs, agreements or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employees and non-employee directors. In the case of a Company Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers current or former employees, officers or directors of such entity (or their spouses, dependents, or beneficiaries).

(iv) An entity is an “ERISA Affiliate” of the Company if it is or would have been considered a single employer with the Company under ERISA Section 4001(b) or part of the same “controlled group” as the Company in the prior five years for purposes of ERISA Section 302(d)(3).

(v) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

Section 4.10 Real and Personal Property.

(a) The Company does not own any real property.

(b) Schedule 4.10(b) sets forth a list of all real property leased by the Company (the “Leased Real Property”). True and complete copies of all leases relating to Leased Real Property identified on Schedule 4.10(b) (the “Leases”) have been made available to Parent and MergerCo. With respect to each Lease listed on Schedule 4.10(b):

(i) the Company has a valid and enforceable leasehold interest to the leasehold estate in the Leased Real Property granted to the Company pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity;

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(ii) each of said Leases has been duly authorized and executed by the Company and is in full force and effect and none of the Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by copies made available to Parent;

(iii) to the Company’s Knowledge, the Company is not in default under any of said Leases, nor, to the Company’s Knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company; and

(iv) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease.

(c) Except as set forth on Schedule 4.10(c) or as specifically disclosed in the Base Balance Sheet or the footnotes to the reviewed Financial Statements, and except with respect to leased personal property, the Company has good title to all of their tangible personal property and assets shown on the Base Balance Sheet or acquired after the Balance Sheet Date, free and clear of any Encumbrances, except for (i) assets which have been disposed of since the Balance Sheet Date in the ordinary course of business, (ii) Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty and (iii) Encumbrances of record or defects or imperfections of title which are not, individually or in the aggregate, material in character, amount or extent and which do not materially detract from the value or materially interfere with the present or presently contemplated use of the assets subject thereto or affected thereby.

Section 4.11 Labor and Employment Matters.

(a) Schedule 4.11 identifies (i) all directors and officers of the Company as of the date of this Agreement and their respective titles, (ii) all employees and consultants currently employed or engaged by the Company and (iii) for each individual identified in clause (i) or (ii), such Person’s Form W-2 or 1099 compensation for 2011, year-to-date compensation, annual base compensation, bonus opportunity, job title, date of hire or commencement of engagement, business location, whether classified as exempt or non-exempt for wage and hour purposes (if applicable), average scheduled hours per week, status (i.e., active or inactive and if inactive, the type of leave and estimated duration) and the total amount of bonus, severance and other amounts to be paid to each such individual at Closing or otherwise in connection with the transactions contemplated hereby. Schedule 4.11 sets forth a true, complete and accurate list of all accrued vacation time for all employees of the Company as of the Effective Time and the value of all such accrued vacation time based on each such employees’ compensation level in effect (the “Accrued Vacation Amount”) as of the Effective Time. Schedule 4.11 is attached to a separate letter to Parent entitled “Confidential – Employee Information” (the “Confidential Employee Letter”).

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(b) Except as set forth on Schedule 4.11(b), there are no employment, consulting, collective bargaining, severance pay, continuation pay, termination or indemnification agreements or other similar Contracts of any nature (whether in writing or not) between the Company, on the one hand, and any current or former Stockholder, officer, director, employee, consultant, labor organization or other representative of any of the Company’s employees, on the other hand, nor is any such Contract presently being negotiated or contemplated.

(c) The Company is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses, benefits, contributions or other compensation for any services or payments otherwise arising under any policy, practice, Contract, plan, program or Law. Except as set forth on Schedule 4.11(c), the Company is not liable for any severance pay or other payments to any employee of or consultant or independent contractor to the Company or former employee of or consultant or independent contractor to the Company arising from the termination of employment or other service relationships, nor will the Company have any liability under any benefit or severance policy, practice, Contract, plan, program or Law which exists or arises, or may be deemed to exist or arise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company of any Persons employed by or under contract with the Company on or prior to the Effective Time. None of the Company’s employment policies or practices are currently being audited or, to the Knowledge of the Company, investigated by any Governmental Authority or Court. There is no pending or, to the Knowledge of the Company, threatened claim, unfair labor practice charge or other charge or inquiry against the Company brought by or on behalf of any current, prospective or former employee, consultant, independent contractor, retiree, labor organization or other representative of the Company’s employee or other individual or any Governmental Authority with respect to employment practices, nor is there or has there been any audit or investigation related to the Company’s classification of exempt employees, independent contractors and consultants. The Company has properly classified its employees as exempt or non-exempt in accordance with the Fair Labor Standards Act and relevant state Law, and has properly classified its consultants and independents contractors in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites.

(d) (i) There are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of its employees, consultants or independent contractors; (ii) the Company is not a party to any collective bargaining agreement or other labor union Contract applicable to Persons employed by the Company nor are there any activities or proceedings of any labor union to organize any such employees, consultants or independent contractors of the Company; (iii) there have been no strikes, slowdowns, work stoppages, disputes, lockouts or threats thereof by or with respect to any employees, independent contractors or consultants of the Company, and (iv) there are no employment-related grievances or any internal investigation of any complaints of employment Law violations pending or, to the Knowledge of the Company, threatened. There are no pending workers’ compensation claims regarding any employee of the Company. The Company is not a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices. The Company is in material compliance with all applicable Laws, Contracts and policies relating to employment, employment practices, wages, hours and

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terms and conditions of employment, including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, the Immigration Reform Control Act of 1986, WARN(and any similar state or local statute, rule or regulation), and the related rules and regulations adopted by those federal and state agencies responsible for the administration of such Laws. The Company has not effectuated a “plant closing,” “business closing” or “mass layoff” (as those terms are defined in WARN or similar Laws) affecting in whole or in part any site of employment, facility, operating unit or employee of the Company without complying with all provisions of WARN or similar Laws or implemented any early retirement, separation or window program, nor has the Company planned or announced any such action or program for the future. During the ninety (90)-day period preceding the date hereof, no employee of the Company has suffered an “employment loss” with respect to the Company as that term is defined in WARN or similar Laws.

(e) Except as set forth in Schedule 4.11(e), no employee of the Company has provided any notice to the Company of his or her intent, or to the Knowledge of the Company, has any present intent, to terminate his or her employment with the Company.

(f) All of the Company’s employees are “at will” employees, and, except as set forth on Schedule 4.11(f) and to the Knowledge of the Company, there is no circumstance that is reasonably likely to give rise to a valid claim by a current or former employee, independent contractor or consultant of the Company for compensation on termination of employment or that cause or notice was required to terminate employment.

(g) The Company is not subject to any affirmative action obligations under any law, including without limitation, Executive Order 11246, nor is the Company a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment, including without limitation, the Service Contracts Act or prevailing wage laws.

Section 4.12 Material Contracts.

(a) Schedule 4.12 sets forth (with specific reference to the subsection to which it primarily relates) each of the following Contracts to which the Company is a party or bound or to which any of its properties or assets are subject (together with the Contracts set forth in Schedule 4.19, the “Material Contracts”):

(i) each employment Contract that is not terminable at will by the Company both without any penalty and without any obligation of the Company to pay severance or other amounts (other than accrued base salary, accrued bonuses, accrued commissions, accrued vacation pay, accrued floating holidays and legally mandated benefits);

(ii) (A) each employee collective bargaining agreement or other Contract with any labor union or similar organization, (B) each plan, program or Contract that provides for the payment of bonus, severance, termination or similar type of compensation or benefits related to a corporate transaction involving a

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change in control of the Company or upon the termination or resignation of any participant and (C) each plan, program or Contract that provides for medical or life insurance benefits for former participants or for current participants upon their retirement from, or termination of employment with, the Company (other than health coverage continuation provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended);

(iii) each Contract pursuant to which the Company has agreed not to compete with any person or to engage in any business;

(iv) each Contract pursuant to which the Company has granted exclusive rights with respect to the distribution, licensing, marketing, purchasing, development or manufacturing of its products or services;

(v) each Contract with (A) any stockholder of the Company, (B) any other Affiliate of the Company or (C) any current or, to the Knowledge of the Company, former member of the Company Board, officer or employee of any Affiliate of the Company (other than employment Contracts referred to in clause (ii) above or Contracts referred to in clause (iii) above or set forth on Schedule 4.19);

(vi) each License Out pursuant to which the Company has agreed to refrain from granting a license to any other person;

(vii) each Contract under which the Company has agreed to indemnify any Person (other than (A) any Contracts with customers, entered into in the ordinary course of business, (B) any other Material Contract set forth on Schedule 4.12 or (C) commercial off the shelf software);

(viii) each Contract that requires consent, approval or waiver of, or notice to, a third party in the event of or with respect to the Merger or the transactions contemplated by this Agreement, including in order to avoid termination of or loss of a benefit under any such Contract;

(ix) each Contract providing for future performance by the Company in consideration of amounts previously paid to the Company in excess of $25,000, or which has resulted or will result in deferred revenue under GAAP in excess of $25,000;

(x) each Contract providing for future performance by the Company (A) with respect to sales of Mint-branded products (“Mint Sales”) at less than the Company’s then current standard wholesale prices to be due for such products and (B) with respect to Contracts other than those pertaining to Mint Sales, with charges less than those set forth pursuant to the terms of such Contract to be due for such performance;

(xi) each Contract containing any provision (A) that increases or decreases the rights or obligations of the Company or the counterparty to the

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Contract upon a change of control contemplated by this Agreement or (B) providing that the consummation of any of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement (alone or in combination with any other event assuming the due performance by the Surviving Company of its obligations under such Contract) or the execution, delivery or effectiveness of this Agreement (alone or in combination with any other event assuming the due performance by the Surviving Company of its obligations under such Contract) will give rise under such Contract to any right of, or result in, a right of first refusal, amendment, acceleration, or loss of benefit, or the creation of any Lien in or upon any of the properties or assets of the Company or of Parent or to any increased, guaranteed, accelerated or additional rights or entitlements of any person;

(xii) each Contract (other than with any employee as disclosed on Schedule 4.11) providing for payments of royalties, franchise fees, commissions, other license fees or other similar transactional fees based on the sales or revenue of the Company, in excess of $50,000 on an annual basis, as measured over the twelve (12) month period ending on the Balance Sheet Date;

(xiii) each License Out;

(xiv) each License In (other than for commercial off the shelf software that is made available for a total cost of less than $25,000);

(xv) each Contract granting the other party to such Contract or a third party “most favored nation” or similar status;

(xvi) each Contract pursuant to which the Company has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to source code of any of the Products;

(xvii) each Contract containing any “non-solicitation,” “no hire” or similar provision that restricts the ability of the Company;

(xviii) each Contract providing for monetary liquidated damages payable by the Company in excess of $25,000 (but not including other kinds of provisions that provide for limiting the maximum amounts payable or for refunds of amounts in the event of a breach or a termination of a Contract);

(xix) each Contract entered into by the Company in the last five years in connection with the settlement or other resolution of any litigation or arbitration proceeding;

(xx) each Contract between the Company and any of the Major Customers;

(xxi) each Contract entered into by the Company a substantial purpose of which is providing confidential treatment by the Company of third-party information which, to the Knowledge of the Company, contains restrictions on the Company’s use of such third-party information;

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(xxii) each Contract with any independent contractor of the Company providing for a payment by the Company in excess of $20,000 on an annual basis, as measured over the twelve (12) month period ending on the Balance Sheet Date;

(xxiii) each Government Contract;

(xxiv) each Contract not otherwise disclosed on Schedule 4.12 which (A) has future sums due from, or provides for future performance by, any party thereto and is not terminable by the Company without cost or penalty upon notice of less than thirty (30) days, other than any such Contract entailing reasonably expected future amounts less than $25,000 on an annual basis, or (B) was not made in the ordinary course of business and is otherwise material to the business of the Company, taken as a whole, as presently conducted or as currently proposed by the Company to be conducted without giving effect to the Merger; and

(xxv) each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company (other than in the ordinary course of business), other than Contracts in which the applicable acquisition or disposition has been consummated and there are no obligations (contingent or otherwise) remaining.

Each Material Contract, including any and all supplements and amendments thereto, is in full force and effect and is a valid and binding agreement of the Company and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms, subject to bankruptcy, insolvency or similar laws affecting applicable creditor’s rights generally and to general principles of equity. The Company has performed or is performing all material obligations required to be performed by it under its Contracts and is not (with or without notice or lapse of time or both) in material breach or default thereunder, and, to the Knowledge of the Company, no other party to any of its Contracts is (with or without notice or lapse of time, or both) in material breach or default thereunder. The Company knows of no circumstances that would reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under any Material Contract.

(b) The Company has made available to Parent complete and correct copies of all Material Contracts, and no Material Contract has been modified, rescinded or terminated after being delivered or made available, as applicable, to Parent. The Company has disclosed to Parent the material terms and status of all proposals that, if accepted, would constitute a Contract with any Major Customer.

(c) Except as set forth on Schedule 4.12(c), each Contract between the Company, on the one hand, and any Affiliate of the Company, on the other hand, will terminate at or immediately prior to the Effective Time.

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Section 4.13 Intellectual Property.

(a) Schedule 4.13(a) contains a complete and accurate list of all (i) Company Patents and pending patent applications, Company Marks, and Company Copyrights and (ii) Products.

(b) Except as set forth on Schedule 4.13(b):

(i) With respect to the Company Intellectual Property Assets (A) purported to be owned by the Company, the Company exclusively owns such Company Intellectual Property Assets and, without payment to a third party, possesses adequate and enforceable rights to such Intellectual Property Assets as necessary for the operation of the Business and (B) licensed to the Company by a third party (other than commercial off the shelf software licensed for a total cost of less than $5,000), such Intellectual Property Assets are the subject of a written license or other written agreement; in the case of the foregoing clauses (A) and (B) above, free and clear of all Liens.

(ii) all Company Intellectual Property Assets owned by or exclusively licensed to the Company and that are material to the operation of the Business and that have been issued by, or registered with, or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world are currently in compliance, in all material respects, with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability, and renewal applications), and, to the Knowledge of the Company, all Patents and Marks issued by the U.S. Patent and Trademark Office owned by or exclusively licensed to the Company and that are material to the operation of the Business are valid and enforceable;

(iii) none of the Company Intellectual Property Assets owned by or exclusively licensed to the Company that has been issued by, or registered with or are the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world is subject to any actions or maintenance fees or taxes falling due within ninety (90) days after the Closing Date;

(iv) no Company Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding; to the Knowledge of the Company, there are no Patents of any third party that potentially interfere with a Company Patent; all products made, used or sold under the Company Patents have been marked with the proper patent notice;

(v) there are no pending lawsuits or, to the Knowledge of the Company, threatened lawsuits against the Company alleging that any of the

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operation of the Business or any activity by the Company, or manufacture, sale, offer for sale, importation, and/or use of any Product, either as currently conducted or as currently planned to be conducted, infringes or violates (or in the past infringed or violated) the rights of others in or to any Intellectual Property Assets (“Third Party IP Assets”) or constitutes a misappropriation of (or in the past constituted a misappropriation of) any subject matter of any Intellectual Property Assets of any person or entity or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi) neither the operation of the Business, nor any activity by the Company, nor the manufacture, use, importation, offer for sale and/or sale of any Product, either as currently conducted or as currently planned to be conducted, constitutes a misappropriation of (or in the past constituted a misappropriation of) any Trade Secret or infringes or violates (or in the past infringed or violated) the rights of any person or entity under any Mark or Copyright, and to the Company’s Knowledge, neither the operation of the Business, nor any activity by the Company, nor the manufacture, use, importation, offer for sale and/or sale of any Product infringes on or violates (or in the past infringed on or violated) the rights of any person or entity under any Third Party IP Asset other than any Trade Secret, Mark or Copyright;

(vii) there are no settlements, covenants not to sue, consents, judgments, or orders or similar obligations that: (A) restrict the Company’s rights to use any Intellectual Property Asset(s), (B) restrict the Company’s Business, in order to accommodate a third party’s Intellectual Property Assets, or (C) permit third parties to use any Company Intellectual Property Asset(s);

(viii) all former and current employees, consultants and contractors of the Company have executed written instruments or agreements with respect to confidentiality and invention assignment in the form or forms made available to Parent;

(ix) to the Knowledge of the Company, (A) there is no, nor has there been within five (5) years of the Closing Date any, infringement or violation by any person or entity of any of the Company Intellectual Property Assets or the Company’s rights therein or thereto and (B) there is no, nor has there been within five (5) years of the Closing Date any, misappropriation by any person or entity of any of the Company Intellectual Property Assets or the subject matter thereof;

(x) the Company has taken all commercially reasonable security measures to protect the secrecy, confidentiality and value of all Company Trade Secrets, including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Parent and, to the Company’s Knowledge, there has not been any breach by any party to such confidentiality agreements;

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(xi) each Product performs, in all material respects, in accordance with its documented specifications and as the Company has warranted to its customers;

(xii) the Products do not contain any “viruses,” “worms,” “time-bombs,” “key-locks,” or any other devices that could disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the integrity of the data, information or signals the Products produce;

(xiii) (A) none of the Products contain, incorporate, link or call to or otherwise use any software (in source or object code form) licensed from another party under a license commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any library or code licensed under the GNU General Public License, GNU Lesser General Public License, Apache Software License, or any other similar license) (“Open Source Materials”), and (B) the incorporation, linking, calling or other use in or by any such Product of any such Open Source Materials listed on Schedule 4.13(b)(xii)(A) does not obligate the Company to disclose, make available, offer or deliver any portion of the source code of any Product or component thereof to any third party other than the software listed on Schedule 4.13(b)(xii)(A); and

(xiv) immediately following the Effective Time, the Surviving Company will have the same rights and privileges in the Company Intellectual Property Assets as the Company had in the Company Intellectual Property Assets immediately prior to the Effective Time.

Section 4.14 Environmental Matters. Except as set forth on Schedule 4.14:

(a) the Company is in material compliance with all Environmental Laws applicable to its operation and use of the Leased Real Property;

(b) the Company has not generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and, as of the date of this Agreement, there has been no Release or threat of Release of any Hazardous Material by the Company at or on the Leased Real Property that requires reporting, investigation or remediation by the Company pursuant to any Environmental Law;

(c) the Company has not (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written request for information, written notice, demand letter, administrative inquiry or written complaint or claim under any Environmental Law; (iii) been subject to or, to the Company’s Knowledge, threatened with, any governmental or citizen enforcement action with respect to any Environmental Law or (iv) received written notice of or otherwise have knowledge of any unsatisfied liability under any Environmental Law; and

(d) to the Company’s Knowledge, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company pursuant to any Environmental Law.

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Section 4.15 No Brokers. Except as set forth in Schedule 4.15, the Company has not entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of the Company, the Surviving Company, Parent or MergerCo to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger.

Section 4.16 Compliance with Laws. Except as set forth on Schedule 4.16, the Company has not received any written, or to the Knowledge of the Company, oral, notice of any default or violation of any law, statute, ordinance, regulation, rule, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound, and the Company is not in default or violation of any such law, statute, ordinance, regulation, rule, order, judgment or decree, except where such default or violation would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17 Licenses and Permits. Schedule 4.17 sets forth a true, complete and correct list of all material licenses, permits, approvals, authorizations, registrations and certifications of any Governmental Authority, which have been issued to the Company and are currently in effect (the “Company Licenses”). Each Company License is valid and in full force and effect. The Company is and has at all times been in possession of all Company Licenses necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted, and as the same has been conducted or as it is proposed to be conducted. There is no proceeding pending or, to the Knowledge of the Company, investigation or proceeding threatened in writing that would reasonably be likely to result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License. Except as set forth in Schedule 4.17, none of the Company Licenses shall be affected in any material respect by the consummation of the transactions contemplated hereby.

Section 4.18 Records.

(a) Except as set forth on Schedule 4.18, (i) the minutes and other similar records of meetings or consent actions of the Stockholders and the Company Board (and committees thereof) provided or made available by the Company to Parent contain all records of such meetings and consent actions taken in lieu thereof by such Stockholders and the Company Board (and committees thereof), and show all corporate actions taken by such Stockholders and such members of the Company Board, and any committees thereof, for the Company and (ii) the share transfer records of the Company provided or otherwise made available to Parent reflect all issuances, transfers of record and redemptions of capital stock or other securities of the Company.

(b) The copies of the Bylaws and the Certificate of Incorporation, each as in effect as of the date hereof and made available to Parent’s and MergerCo’s counsel, are complete and correct, and no amendments thereto are pending. The books, records and accounts of the Company are stated in reasonable detail and are accurate and complete in all material respects and, to the Company’s Knowledge, have been maintained in accordance with good business practices on a basis consistent with prior years.

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Section 4.19 Affiliated Transactions. To the Knowledge of the Company, except as set forth on Schedule 4.19, no Stockholder, officer, member of the Company Board, employee, consultant or Affiliate, or member of his or her immediate family, of the Company or any entity in which any such Person or individual owns any beneficial equity interest (other than beneficial ownership of less than 5% of the outstanding equity interest in a publicly held entity) has been involved in any business arrangement or relationship with the Company or is a party to any agreement, contract or arrangement with the Company or which pertains to the business of the Company or owns or has any interest in any asset, tangible or intangible, used by the Company.

Section 4.20 Voting Requirements. The Company Board has, either by written consent or at a meeting duly called and held prior to the execution of each Transaction Document to which the Company is a party, (a) unanimously approved and declared advisable this Agreement and each other Transaction Document to which the Company is a party, (b) resolved to recommend and has recommended the approval and adoption of this Agreement and the Merger to the Stockholders and (c) directed that this Agreement and the Merger be submitted to the holders of Company Capital Stock for their approval and adoption, and such approval has not been amended, rescinded or modified. The affirmative vote of (1) holders of a majority of the voting power of the outstanding shares of Common Stock, Preferred Stock and Special Stock, voting together as a single class, and (2) holders of 66% of the then outstanding shares of Preferred Stock, voting together as a single class on as as-converted to Class A Common Stock basis (such votes referred to collectively as the “Requisite Stockholder Approval”) are the only votes or approvals of the holders of Company Capital Stock or of any other security of the Company necessary to approve, authorize and adopt this Agreement and the Merger and, subject to fulfillment of the conditions set forth in Article VIII, to consummate the Merger. After receipt of the Requisite Stockholder Approval, which is a condition to the Closing of the transactions contemplated by this Agreement, the Merger and this Agreement will be duly and validly adopted and approved, and no further vote or approval on the part of any holder of Company Capital Stock or of any other security of the Company will be required to approve or adopt this Agreement and the Merger or, subject to the fulfillment of the conditions set forth in Article VIII, to consummate the Merger.

Section 4.21 Insurance. Schedule 4.21 sets forth a complete and correct list and description of all policies of fire, liability, product liability, workmen’s compensation, and health insurance presently in effect with respect to the Company’s business, complete and correct copies of which have been delivered to Parent. To the Knowledge of the Company, such policies are valid, outstanding and enforceable policies (subject to bankruptcy, insolvency, or similar laws affecting applicable creditors’ rights generally and to general principles of equity) and provide insurance coverage for the properties, assets and operations of the Company, of the kinds, in the amounts and against the risks required to comply with applicable Law and for compliance with any obligation under any agreement or contract to which the Company is a party. The Company has not been refused any insurance with respect to any aspect of the operations of its business, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. No notice of cancelation or termination has been received with respect to any such policy. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

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Section 4.22 Change of Control Payments. Schedule 4.22 sets forth each plan, agreement or arrangement pursuant to which any amounts may become payable (whether currently or in the future or in connection with a termination of employment or cessation of a service relationship) to current or former officers or employees of or consultants to the Company or any current or former members of the Company Board as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement as well as the amounts payable under each such plan, agreement or arrangement.

Section 4.23 Customers and Suppliers. Schedule 4.23 identifies the top fourteen (14) customers based on total gross revenues of the Company for the fiscal year ended December 31, 2011 and for the six month period ended June 30, 2012, and in the case of each such customer, indicates the amount of earned revenue recognized in accordance with GAAP by the Company from such customer for such year or period, as applicable (each a “Major Customer”). Except as indicated in Schedule 4.23, since January 1, 2012, no (i) Major Customer or (ii) supplier that represented at least 5% of total revenues of the Company during the period ended December 31, 2011 and for the six month period ended June 30, 2012, has, to the Company’s Knowledge, terminated or materially reduced or notified the Company in writing that it intends to terminate or materially reduce its purchases from or provision of products or services to the Company.

Section 4.24 Bank Accounts. Schedule 4.24 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto and the numbers of all such accounts.

Section 4.25 No Restrictions on the Merger; Takeover Statutes. This Agreement, the Merger and the transactions contemplated hereby and thereby are exempt from any “fair price,” “moratorium,” “control share,” “affiliate transaction,” “business combination” or other applicable takeover Laws or Regulations of any state, local, foreign, municipality or other jurisdiction, including Section 203 of the DGCL (collectively, “Takeover Statutes”). The provisions of Section 203 of the DGCL do not apply to the Merger.

Section 4.26 Certain Business Activities. Neither the Company nor, to the Company’s Knowledge, any director, officer, employee, consultant or agent acting on behalf of the Company has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or any foreign or domestic political party, campaign or candidate for political office or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (c) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the U.S. Social Security Act, as amended, or (d) made any other similar unlawful payment under any similar foreign Laws. To the Knowledge of the Company, no officer or director of the Company is a foreign or domestic government official or employee or a candidate for any foreign or domestic political office.

Section 4.27 Restrictions on Business Activities. Except as set forth on Schedule 4.27, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has had or would be reasonably expected to have the effect of limiting the freedom of the Company to engage in any line of business or to compete with any Person.

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Section 4.28 Accounts Payable; Accounts Receivable. Except with respect to matters disclosed on Schedule 4.28:

(a) All accounts payable of the Company reflected on the Base Balance Sheet arose in bona fide arm’s length transactions in the ordinary course of business and no account payable in excess of $5,000 is more than thirty (30) days past due.

(b) All of the accounts receivable of the Company reflected on the Base Balance Sheet are valid and enforceable claims (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles) and are not subject to any set-off or counterclaim. Since its inception, the Company has collected its accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and has not accelerated any such collections.

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

Parent and MergerCo hereby, jointly and severally, make to the Company the representations and warranties contained in this Article V as of the date hereof and as of the Closing (or, if made as of a specified date, as of such date):

Section 5.1 Organization. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and MergerCo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite corporate power and authority to own, operate, lease and encumber its properties and to carry on their respective business as currently conducted.

Section 5.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and MergerCo has all requisite corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the performance by Parent and MergerCo of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action by the Board of Directors of Parent and the Board of Directors of MergerCo, and other than the consent of the sole stockholder of MergerCo, no other action on the part of Parent or MergerCo is necessary to authorize the execution and delivery by Parent or MergerCo of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and MergerCo and, assuming due and valid authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and MergerCo, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

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Section 5.3 No Conflict; Consents.

(a) The consummation by Parent and MergerCo of the transactions in accordance with the terms of this Agreement do not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any contract, agreement, permit, license, authorization or obligation to which Parent or MergerCo is a party or by which Parent or MergerCo or any of their respective assets are bound, except for any such conflicts, defaults, violations, terminations and any waivers if not obtained that would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) conflict with, or result in, any violation of any provision of the certificate of incorporation, bylaws or other organizational documents of Parent or the certificate of incorporation, bylaws or other organizational documents of MergerCo; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to Parent or MergerCo.

(b) No notice to, declaration or filing with, or consent or approval of any Governmental Authority or other third party is required by or with respect to Parent or MergerCo in connection with the execution and delivery by Parent and MergerCo of this Agreement, and the consummation by Parent and MergerCo of the transactions in accordance with the terms hereof, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent or MergerCo is duly licensed or qualified to do business; and (ii) such other consents, approvals, notices, or declarations or filings, which if not obtained or made, would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4 Litigation. There is no litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the actual knowledge of the senior management of Parent, threatened in writing, against Parent or MergerCo and neither Parent nor MergerCo is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority that, in either case, would be reasonably likely, individually or in the aggregate, to (a) prevent or materially delay the consummation of the Merger or (b) otherwise prevent or materially delay performance by Parent or MergerCo of any of their material obligations under this Agreement.

Section 5.5 Formation and Ownership of MergerCo; No Prior Activities.

(a) MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of MergerCo are validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.

(b) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its organization and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the

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transactions contemplated hereby, MergerCo has not incurred, directly or indirectly, through any of its Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.6 Resources. Parent and MergerCo collectively have as of the date hereof, and will have at the Effective Time, access to sufficient immediately available cash resources to pay the Merger Consideration and any other fees and expenses related to the transactions contemplated by this Agreement.

ARTICLE VI - CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business Prior to Closing. Except as expressly provided or permitted herein, as set forth in Schedule 6.1 or as consented to or requested in writing by Parent, which consent shall not be unreasonably withheld, conditioned or delayed, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (such period is referred to as the “Pre-Closing Period”), the Company shall use commercially reasonable efforts to (a) act and carry on its business in the ordinary course of business consistent with past practice, (b) maintain and preserve its business organization, assets and properties, (c) continue to perform in all material respects under existing Material Contracts in effect on the date hereof (for the respective terms provided in such contracts), and (d) preserve the current relationships of the Company with customers and suppliers with which the Company has significant business relations. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth in Schedule 6.1, during the Pre-Closing Period, the Company shall not, directly or indirectly, other than in the ordinary course of business, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock or any of its other securities, or (C) purchase, redeem or otherwise acquire any of its capital stock or any securities or obligations convertible into or exchangeable for any of its capital stock or any other of its securities or any rights, warrants or options to acquire any such capital stock or other securities, except, in the case of this clause (C), for the acquisition of Class A Common Stock from former employees, members of the Company Board and consultants in accordance with agreements providing for the repurchase of Class A Common Stock in connection with any termination of services to the Company;

(b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other securities or equity equivalents, other than the issuance of shares of Capital Stock upon the exercise of Vested Company Options or Company Warrants;

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(c) amend or modify or agree to amend or modify (or announce an intention to amend or modify) the Company Stock Option Plans or any of the awards granted thereunder, including with respect to vesting acceleration of any such awards;

(d) make any change to the Certificate of Incorporation or Bylaws or change the authorized capital stock of the Company;

(e) (A) incur any Indebtedness or guarantee any such indebtedness of another Person, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances or capital contributions to, or investment in, any other Person, other than the Company, or (D) mortgage, pledge or otherwise encumber any material assets, or create or suffer any material lien thereupon, except, in each case, in the ordinary course of business and consistent with prior practices;

(f) materially change accounting policies or procedures, except as required by law or by GAAP;

(g) increase the rates of direct compensation or bonus compensation payable or to become payable to any officer, employee, agent or consultant of the Company, except in accordance with the existing terms of contracts entered into prior to the date of this Agreement or for annual increases of salaries in the ordinary course of business not to exceed $10,000 in the aggregate;

(h) make any material acquisition or capital expenditure in excess of $50,000 in the aggregate for the Company, taken as a whole, other than in the ordinary course of business or as provided for in the Company’s annual budget;

(i) sell, lease, license, pledge or otherwise dispose of or encumber any material properties or material assets of the Company other than in the ordinary course of business and consistent with prior practices;

(j) except to the extent subject to reserves reflected on the Base Balance Sheet or the footnotes to the reviewed Financial Statements in accordance with GAAP, in the ordinary course of business or as specifically provided in this Agreement, enter into, materially modify, materially amend or terminate any Material Contract to which the Company is party, or knowingly waive, release or assign any material rights or material claims (including any material write-off or other material compromise of any accounts receivable of the Company);

(k) settle or compromise any litigation or other disputes (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation or other disputes where the amount paid in settlement or compromise does not exceed $25,000 in the aggregate, for all such litigation or other disputes;

(l) renew or extend the term of any Material Contract;

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(m) materially reduce the amount of any material insurance coverage provided by existing insurance policies; or

(n) enter into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time.

ARTICLE VII - ADDITIONAL AGREEMENTS

Section 7.1 Stockholders Consent.

(a) The Company shall use its reasonable best efforts to obtain, as promptly as practicable from and after the execution of this Agreement, (i) the Requisite Stockholder Approval in accordance with applicable law, the Certificate of Incorporation and the Bylaws and (ii) the written consent of holders of at least 66% of the outstanding shares of Preferred Stock, voting as a single class on an as-converted to Class A Common Stock basis, to automatically convert such Preferred Stock into Class A Common Stock, which shall be conditioned upon and effective immediately prior to the Effective Time, in accordance with Article Fourth, Section 5 of the Certificate of Incorporation. The Requisite Stockholder Approval shall be irrevocable with respect to all shares of Company Capital Stock that are owned beneficially or of record by the applicable consenting Stockholders or as to which they have, directly or indirectly, the right to vote or direct the voting thereof.

(b) Immediately following the execution of this Agreement by MergerCo, Parent, as the sole stockholder of MergerCo, shall adopt and approve, in accordance with applicable Law, this Agreement by written consent as permitted by its certificate of incorporation and bylaws.

(c) Within five (5) Business Days after the date at which the Requisite Stockholder Approval is obtained by the Company, the Company shall prepare and circulate to such non-consenting Stockholders an information statement (the “Information Statement”), a request for waiver of dissenter’s rights, and a consent solicitation with respect to certain matters in connection with the transactions contemplated by this Agreement, and shall use reasonable best efforts to solicit waivers and consents thereto. The Information Statement shall include the required notice under the DGCL that the holders of Company Common Stock are or may be entitled to assert dissenters’ rights under such Law in connection with the Merger. The Company will promptly advise Parent if at any time prior to the Effective Time the Company shall obtain knowledge of any facts that the Company believes make it necessary to amend or supplement the Information Statement in order to make the statements contained therein not misleading or to comply with applicable Law. The Information Statement shall inform the holders of Company Capital Stock that the Company Board unanimously recommended that the holders of Company Capital Stock approve the Merger and shall, in accordance with the requirements of Section 228(e) of the DGCL, notify any holder of Company Common Stock who did not execute the Requisite Stockholder Approval of the corporate action taken by those

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Stockholders who did execute the Requisite Stockholder Approval. Any materials to be submitted to Stockholders by the Company prior to the Effective Time, in accordance with this Section 7.1(c), shall be subject to Parent’s advance review.

Section 7.2 Access to Information; Confidentiality.

(a) Without undue disruption of its business, during the Pre-Closing Period, the Company shall, and shall cause each of its officers, employees and agents to, give Parent and MergerCo and their representatives reasonable access upon reasonable notice and during times mutually convenient to Parent and MergerCo, on the one hand, and senior management of the Company, on the other hand, to the facilities, properties, employees, books and records of the Company as from time to time may be reasonably requested, subject to any confidentiality obligations of the Company to third parties that may restrict or prevent the disclosure of such information.

(b) Any such investigation by Parent or MergerCo shall not unreasonably interfere with any of the businesses or operations of the Company. Neither Parent nor MergerCo shall, during the Pre-Closing Period, have any contact whatsoever with respect to the Company or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Company, except in consultation with the Company and then only with the express prior approval of the Company, which approval shall not be unreasonably withheld. All requests by Parent or MergerCo for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by the Company.

(c) Parent shall keep all information obtained pursuant to Section 7.2 confidential in accordance with the terms of the Letter Agreement, dated as of May 23, 2012 (the “Confidentiality Agreement”), between Parent and the Company; provided, however, that notwithstanding anything to the contrary in the Confidentiality Agreement, Parent and the Company may issue press release(s) or make other public announcements in accordance with Section 7.4.

Section 7.3 Regulatory and Other Authorizations; Consents.

(a) The Company, Parent and MergerCo shall use commercially reasonable efforts to obtain the authorizations, consents, orders and approvals necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement.

(b) The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(c) Each of Parent and MergerCo shall use commercially reasonable efforts to assist the Company in obtaining the consents of third parties to complete the transactions contemplated by this Agreement, including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, (ii) agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties; provided that no party hereto shall be required to agree to any material increase in the amount payable or material decrease in the amount owed with respect thereto; and (iii) executing agreements to effect the assumption of such agreements on or before the Closing Date.

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Section 7.4 Public Announcements. The Company and Parent shall not make, or cause to be made by any of each party’s Affiliates, any press release, public announcement or, prior to the initial press release to be issued by Parent with respect to the transactions contemplated by this Agreement, any other communication to any Person who is not a party in respect of this Agreement or any of the transactions contemplated hereby, in each case without the prior written consent of Parent as to the form, content, timing and manner of distribution thereof, unless otherwise required by Law. Parent shall consult with and provide the Company the opportunity to review and provide a quote reasonably acceptable to Parent for the initial press release to be issued by Parent with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, Parent and its Affiliates shall not be bound by the provisions of this Section 7.4 following the Closing Date.

Section 7.5 No Solicitations.

(a) During the Pre-Closing Period, the Company shall not and shall use its best efforts to cause its Stockholders to not, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition or similar transaction involving the purchase of the Company, all or substantially all of the Company’s assets, or the Company Capital Stock.

(b) During the Pre-Closing Period, the Company shall not and shall use its best efforts to cause the Stockholders to not, and the Company will not permit any of the members of the Company Board or any of its officers, employees, advisors, representatives or agents to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company (other than in the ordinary course of business) or any membership interests of the Company other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person or entity, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person or entity to do or seek any of the foregoing. The Company shall promptly notify Parent in writing if the Company has received any proposal or offer with respect to an Acquisition Transaction.

(c) The Company shall and shall use its best efforts to cause its Stockholders and representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons or entities (other than Parent and MergerCo) conducted heretofore with respect to any of the foregoing.

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Section 7.6 Tax Covenants and Agreements. The parties hereto agree that:

(a) Conduct of the Company. From the date hereof through the Closing Date, without the prior written consent of Parent, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

(b) Certain Taxes. Any transfer, documentary, sales, use, stamp or other similar Taxes and recording and filing fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne by the Securityholders. At Parent’s request, the Securityholders’ Representative shall direct the Escrow Agent to pay to Parent within fifteen (15) days after the date on which such Taxes are paid by Parent or the Surviving Company an amount equal to such Taxes to the extent such Taxes are not included or reflected in the calculation of the Closing Net Working Capital and Cash.

(c) Clearance Certificates. The Company will, upon request from Parent or the Securityholders’ Representative, use its commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person that may be necessary to mitigate, reduce or eliminate (i) any obligation of Parent or the Company to withhold Taxes in connection with the transactions contemplated by this Agreement and (ii) any liability of Parent, the Securityholders or the Company for Taxes (determined without regard to provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate or other document. Nothing herein shall impose any obligation on the Company to execute a tax election or similar document that would result in adverse tax consequences to the Company, Parent or the Securityholders or increase the Tax indemnification liability of the Company, Parent or the Securityholders.

(d) Actions Prior to or on Closing Date. Other than the consummation of the transaction contemplated by this Agreement and other transactions in the ordinary course of business, the Company shall not take any action prior to or on the Closing Date that is reasonably likely to increase the Tax liability of Parent.

(e) Tax Returns.

(i) The Company shall timely prepare, or cause to be prepared, and file all Pre-Closing Tax Returns of the Company required to be filed on or before the Closing Date, and all such Pre-Closing Tax Returns of the Company shall be prepared consistent with the Company’s past practices. The Company will promptly provide or make available to Parent copies of all Pre-Closing Tax Returns, reports and information statements that are filed after the date of this Agreement and prior to the Closing Date.

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(ii) Subject to Section 7.6(e)(iv), Parent shall timely prepare, or caused to be prepared, and file, or cause to be filed, all Pre-Closing Tax Returns of the Company which are required to be filed after the Closing Date, and all such Pre-Closing Tax Returns of the Company shall be prepared consistent with the Company’s past practices.

(iii) Subject to Section 7.6(e)(iv), Parent shall timely prepare, or caused to be prepared, and file, or cause to be filed, all Straddle Period Tax Returns of the Company, and all such Straddle Period Tax Returns shall be consistent with the Company’s past practices.

(iv) Prior to the Company filing any Pre-Closing Tax Return pursuant to Section 7.6(e)(i), the Company shall provide the Parent with a draft of such proposed Pre-Closing Tax Returns at least forty-five (45) days prior to the deadline for filing such Tax Returns (or such lesser number of days as exists between the date of this Agreement and such deadline) (the “Deadline Period”). Parent shall have at least two-thirds of the Deadline Period (rounding up fractional days) to review and comment on such draft Tax Returns (the “Review Period”). If the Company receives no written objection to such Tax Returns by the end of the Review Period, the Company may file or cause to be filed such Tax Returns. If Parent notifies the Company that it objects to any portion of the draft Tax Returns on or before the end of the Review Period, Parent, the Company and the Securityholders’ Representative shall attempt to mutually resolve any disagreements regarding such draft Tax Returns. Any disagreements regarding such draft Tax Returns which are not resolved within the remainder of the Deadline Period by the parties shall be submitted to the Accountants for resolution.

(v) Prior to Parent or the Company filing a Pre-Closing Tax Return or a Straddle Period Tax Return pursuant to Section 7.6(e)(ii) or (iii), as applicable, the Company shall provide the Securityholders’ Representative with a draft of the proposed Pre-Closing Tax Return or Straddle Period Tax Return at least forty-five (45) days prior to the deadline for filing such Tax Return. In the case of a Straddle Period Tax Return, Parent and the Company shall all provide detailed calculations and supporting information of the Pre-Closing Taxes reflected on such Straddle Period Tax Return. Securityholders’ Representative shall have at least thirty (30) days to review and comment on the draft Tax Return. If Parent and the Company receive no written objection to the Tax Return by the end of the thirty (30) day period, Parent may file or cause to be filed such Tax Return. If Securityholders’ Representative notifies Parent and the Company that it objects to any portion of the draft Tax Return on or before the end of the thirty (30) day period, Parent, Company and Securityholders’ Representative shall attempt to mutually resolve any disagreements regarding such draft Tax Return. Any disagreements regarding such draft Tax Return which are not resolved within another ten (10) days by the parties shall be submitted to the Accountants for resolution.

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(vi) Following the Closing Date, neither Parent nor Company shall amend any Pre-Closing Tax Return or Straddle Period Return unless Parent makes a good faith reasonable determination that it is necessary to amend the Pre-Closing Tax Return or Straddle Period Return. Prior to Parent or the Company filing an amendment of such a Tax Return, Parent shall provide the Securityholders’ Representative with a draft of the proposed amendment, accompanied by a written explanation of the reasons for amendment. Securityholders’ Representative shall have at least thirty (30) days to review and comment on the draft amendment. If Parent and the Company receive no written objection to the draft amendment by the end of the thirty (30) day period, Parent may file or cause to be filed such amendment. If Securityholders’ Representative notifies Parent and the Company that it objects to any portion of the draft amendment on or before the end of the thirty (30) day period, which objections shall be limited to an amendment that potentially increases the tax liability of the Securityholders for any Pre-Closing Tax Period, potentially increases the tax indemnification obligations of the Securityholders under this Agreement, and/or potentially decreases any Tax attributes of the Company existing as of the Closing Date. Parent, Company and Securityholders’ Representative shall attempt to mutually resolve any disagreements regarding such draft amendment. Any disagreements regarding such draft amendment which are not resolved within another ten (10) days by the parties shall be submitted to the Accountants for resolution.

(f) No Code Section 338 Election. Neither Parent, Company nor any of their Affiliates shall make an election under Code Section 338 with respect to the transactions contemplated by this Agreement.

(g) Tax Claims. If any Tax Authority or other Governmental Authority issues to the Company (a) a written notice of its intent to audit, examine, or conduction another proceeding with respect to Taxes or Tax Returns of the Company for any period beginning prior to the Closing Date or (b) a written notice of deficiency, written notice of reassessment, written proposed adjustment, written assertion of claim or written demand concerning Taxes or Tax Returns for any period beginning prior to the Closing Date, Parent or the Company shall notify the Securityholders’ Representative of the receipt of such communication within ten (10) days after receiving such notice (a “Tax Claim”). No failure or delay of Parent or the Company in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Securityholders pursuant to this Agreement, except to the extent that such failure precludes the Securityholders or the Company from defending against any liability or claim for Taxes that the Securityholders are obligated to pay hereunder. Notwithstanding anything herein to the contrary, including Section 9.3, Parent shall control the conduct and resolution of any Tax Claim, provided that (w) Securityholders’ Representative will be entitled to participate fully in the defense of such Tax Claim at the expense of the Securityholders, and to employ counsel of its choice for such purpose at the Securityholders’ expense, (x) Parent and the Company shall provide Securityholders’ Representative with copies of all written communications relating to the Tax Claim, (y) Parent and the Company shall keep Securityholders’ Representative informed regarding the progress of any Tax Claim and consult with Securityholders’ Representative with respect to any issues relating to such Tax Claim that could have a material adverse effect on the

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Securityholders and (z) Parent and the Company shall not settle or otherwise resolve any Tax Claim (or any issue raised with respect to such Tax Claim) if such settlement or other resolution relates to Taxes for which Securityholders are liable under this Agreement without the prior written consent of the Securityholders’ Representative, such consent not to be unreasonably withheld, delayed or conditioned.

(h) On or before the Closing Date, all Tax sharing agreements binding the Company or to which the Company is a party, including, without limitation, the Tax Sharing Agreement dated December 31, 2007 between the Company and Future Vision Holdings, Inc., and the joinder executed by the Company on December 31, 2007 to the Tax Sharing Agreement dated as of May 17, 2001 between Future Vision Holdings, Inc. and Idealab, will be terminated and have no further effect for any Taxable year or period (whether a past, present or future period), and the Company will be liable for no additional payments thereunder (and no such payments will be made) on or after the Closing Date in respect of a redetermination of Tax liabilities or otherwise.

Section 7.7 Books and Records; Insurance. Parent shall, and shall cause the Surviving Company to, until the fifth anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company on the Closing Date and to make the same available for inspection and copying by the Stockholders as of immediately prior to the Effective Time or any of the representatives of such Stockholders at the expense of such Stockholders during the normal business hours of Parent or the Surviving Company, as applicable, upon reasonable request and upon reasonable notice.

Section 7.8 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall give prompt notice to Parent of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of the Company herein such that any closing condition contained in Sections 8.2(a) and 8.2(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 7.8(a) shall not limit or otherwise affect the remedies available to Parent or MergerCo hereunder.

(b) During the Pre-Closing Period, Parent shall give prompt notice to the Company of the occurrence or non-occurrence of any event that results in the breach of any representation, warranty, covenant or agreement of Parent or MergerCo herein such that any closing condition contained in Sections 8.3(a) and 8.3(b) would not be satisfied (assuming that the Closing were to occur at such time); provided, however, that the delivery of any notice pursuant to this Section 7.8(b) shall not limit or otherwise affect the remedies available to the Company hereunder.

(c) During the Pre-Closing Period, each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the authorization, license, permit, consent, waiver or approval of such Person is or may be required in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, (ii) any notice or other communication from any

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Governmental Authority in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby and (iii) any Claim relating to or involving or otherwise affecting such party that relates to this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby.

(d) During the Pre-Closing Period, the Company shall give prompt notice to Parent of any fact, event, change, development, circumstance or effect occurring after the date hereof (or of which it became aware after the date hereof) that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) During the Pre-Closing Period, Parent and MergerCo shall give prompt notice to the Company of any fact, event, change, development, circumstance or effect occurring after the date hereof (or of which it became aware after the date hereof) that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 7.9 Takeover Statutes. If any Takeover Statute or other anti-takeover Law, charter provision or Contract is or shall become applicable to the Merger or the transactions contemplated hereby or by the other Transaction Documents, the Company and the Company Board shall grant such Approvals and take all other commercially reasonable actions under such Laws, provisions and Contracts so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby without adverse effect under, and otherwise use their commercially reasonable efforts to eliminate or minimize the effects of, such Law, provision or Contract.

Section 7.10 Employee Matters.

(a) Prior to the Closing Date, Parent, in its sole discretion, may offer some or all individuals who were employees of the Company immediately prior to the date of this Agreement employment as regular “at will” employees or transitional “at will” employees of Parent or a subsidiary of Parent (including the Surviving Company). Such “at-will” employment arrangements will (i) be set forth in offer letters in keeping with Parent’s customary practice for similarly situated employees (each, an “Offer Letter”) or a transitional services agreement (each a ‘Transitional Services Agreement”) which shall be in substantially the forms attached as Exhibit E and Exhibit F, respectively, (ii) provide to each such employee base salary that is no less favorable than the employee’s base salary immediately prior to the date of this Agreement and benefits that are no less favorable in the aggregate than the benefits provided to a similarly situated employee of Parent, and (iii) supersede any prior employment agreements and other arrangements with each such employee in effect prior to the Closing Date (other than any proprietary rights, confidentiality, noncompetition and assignment of inventions agreements). Each employee of the Company who executes and delivers his or her acceptance of an Offer Letter or Transitional Services Agreement and associated new hire documents and agreements within the reasonable deadline set by the Offer Letter or Transitional Services Agreement, which shall be prior to the Closing Date, and becomes an employee of Parent or a subsidiary of Parent (including the Surviving Company) shall be referred to herein as a “Continuing Employee.” Notwithstanding anything in this Agreement to the contrary, no Continuing Employee, and no other Company employee, shall be deemed to be a third party beneficiary of this Agreement.

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Parent shall amend its qualified employee benefit plans to provide past service credit for purposes of eligibility and vesting for services performed by a Continuing Employee to the Company or any Affiliate of the Company, shall waive any waiting period for the provision of health and welfare benefits to a Continuing Employee, and shall provide credit toward the deductible and out-of-pocket maximum of any health or welfare plan maintained by Parent for payments made by a Continuing Employee to a Company Employee Program for health care expenses accrued prior to the Closing Date.

(b) Prior to the Closing Date, the Company shall terminate (i) any Company employee who Parent elects not to provide an Offer Letter or a Transitional Services Agreement (each, a “Terminated Employee”) and (ii) any Company employee who receives an Offer Letter or a Transitional Services Agreement but does not execute and deliver his or her acceptance of such Offer Letter or Transitional Services Agreement and associated new hire documents and agreements within the pre-Closing Date deadline set by the Offer Letter or Transitional Services Agreement. Parent or the Surviving Company shall pay each regular full time and part time Terminated Employee and each regular full time and part time Continuing Employee who enters into a Transitional Service Agreement and who is terminated from employment with Parent or a subsidiary of Parent without cause within ninety (90) days after the Closing Date (each, a “Transitional Employee”), a severance payment of one week of base salary per full or partial year of service with the Company (each, a “Standard Severance Payment”); provided that in the event of a Terminated Employee, the Terminated Employee signs a severance agreement and general release in favor of the Company, Parent and related persons and entities in a form and substance reasonably satisfactory to Parent (which shall include a release of any claims arising out of the termination of such employee’s unvested Company options) (a “Severance Agreement and Release”), and in the event of a Transitional Employee, the Transitional Employee satisfies the obligations of the Transitional Services Agreement and signs a Severance Agreement and Release. Any Company employee who (i) does not timely accept an Offer Letter or Transitional Services Agreement, (ii) resigns from employment, or (iii) is terminated from employment for cause (as determined by the Company in good faith), shall not be entitled to a Standard Severance Payment.

(c) The Company shall take all actions that may be reasonably requested by Parent in writing prior to the Closing Date with respect to (i) causing one or more Company Employee Programs or arrangements with any payroll, benefits or human resources service provider to the Company to terminate or be amended as of the Closing Date or as of the day immediately preceding the Closing Date but contingent on the occurrence of the Closing (in each case as specified by Parent), (ii) causing benefit accrual or entitlement under any Company Employee Program to cease as of the Closing Date, (iii) causing the continuation on and after the Closing Date of any insurance policy or arrangement relating to any Company Employee Program and (iv) facilitating the merger of any Company Employee Program into any employee benefit plan maintained by Parent (or any of its subsidiaries).

(d) Nothing contained in this Section 7.10 or otherwise in this Agreement, express or implied, shall (i) be construed to restrict in any way the ability of Parent, the Surviving Company or any of their Affiliates to (A) amend, terminate or modify the duties, responsibilities or employment of any Continuing Employee, (B) to amend, terminate or modify any Company Employee Program, compensation or benefit arrangement or any other employee

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benefit plans or programs maintained by Parent, the Surviving Company or their Affiliates at any time or from time to time or (C) grant any Continuing Employee any special right for compensation, (ii) be treated as an amendment or other modification of any compensation or benefit arrangement of Parent, the Company, or any of its Affiliates, including any Company Employee Program, or (iii) be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor, consultant, any such Person’s alternate payees, dependents or beneficiaries or any other Person, whether in respect of continued service or resumed service, compensation, benefits or otherwise. Notwithstanding anything in this Agreement to the contrary, on and after the Closing, the employment of Continuing Employees by the Surviving Company shall be subject to Parent’s usual terms, conditions and policies of employment, including, without limitation, Parent’s policies regarding modifications of the terms and conditions of employment.

(e) If any “disqualified individual” within the meaning of Section 280G(c) of the Code would be reasonably likely to receive a “parachute payment” within the meaning of Section 280G(b)(1) of the Code by reason of the transactions contemplated in this Agreement, the Company shall use its commercially reasonable efforts to obtain the approval by such number of holders of Company Capital Stock as is required by the terms of Section 280G(b)(5)(B) of the Code in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations (the “Section 280G Stockholder Approval”), so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided in accordance with agreements, contracts or arrangements that, in the absence of such Section 280G Stockholder Approval, would not be deductible by operation of Section 280G of the Code.

(f) The Company Employee Programs maintained by the Company will be terminated as of the Effective Time and Parent shall have no obligation or liability with respect to such plans, other than such joint liability as may be imposed by ERISA or other applicable Law.

Section 7.11 Interested Party Transactions. Except as set forth on Schedule 7.11, prior to the Effective Time, the Company shall have taken all actions necessary to terminate, and shall cause to be terminated effective as of the Effective Time, the Contracts, transactions, subject to Parent’s and MergerCo’s obligations pursuant to Section 3.5, Indebtedness and any other arrangements all as set forth on Schedule 4.19, in each case without any further liability or obligation of the Company or the Surviving Company.

Section 7.12 Further Action. Each of the parties hereto shall use its respective commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 7.13 Resignation of Officers and Directors. The Company shall cooperate with Parent to effect the replacement of all the officers and directors of the Company with directors and officers appointed by Parent, to the extent possible under local laws, as of the

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Effective Time. The Company shall obtain the written resignations of all officers and directors of the Company effective as of the date of their effective replacement by officers and directors appointed by Parent.

Section 7.14 Indemnification of Company Board and Officers; Insurance. During the period ending six (6) years after the Effective Time, Parent will ensure that the Surviving Company fulfills its obligations to the present and former members of the Company Board and present and former officers of the Company (the “Indemnified D&Os”) pursuant to the terms of the Company’s Bylaws and Certificate of Incorporation as in effect on the date of this Agreement; provided that in the event the Surviving Company does not have the resources to honor the foregoing obligations, Parent shall honor such obligations. In addition, Parent will assume all indemnity rights and agreements in favor of all Indemnified D&Os of the Company. Prior to the Effective Time, the Company shall purchase a prepaid extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “Tail Policy”) that shall provide the Indemnified D&Os with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company.

Section 7.15 Product Returns.

(a) Parent shall deliver or cause the Surviving Company to deliver to the Securityholders’ Representative within forty five (45) days following the end of each fiscal quarter beginning with the fiscal quarter ending December 29, 2012, a report certified by the Chief Financial Officer of the Parent or the Surviving Company setting forth the following information for the prior fiscal quarter (or period from the Closing Date to December 29, 2012 with respect the first Return Report): (a) the name of the customer returning any Qualified Returned Products, (b) the number of Qualified Returned Products returned by each such customer and (c) the aggregate gross sales price (as determined by utilizing each customer’s sales prices in effect on the day prior to the Closing Date) all Qualified Returned Products to each such customer; provided, however, that with respect to returns to the Company directly from end users, the information required with respect to item (a) is not required and the information required with respect to items (b) and (c) may be aggregated (the “Return Report”). The Return Report shall also include a calculation of the aggregate Qualified Product Return Amount.

(b) From the Effective Time until the Indemnification Cut-Off Date Parent shall maintain and implement or cause the Surviving Company to maintain and implement product return policies and procedures in accordance with and pursuant to the terms and conditions of an applicable Contract entered into by the Company on or prior to the Closing Date.

(c) Parent shall maintain or cause the Surviving Company to maintain, in accordance with generally accepted accounting principles consistently applied, accurate and complete books and records necessary to identify Qualified Returned Products and for the calculation of Qualified Product Return Amount and Excess Return Amount. Upon five (5) Business Days’ prior notice, Securityholders’ Representative shall have the right, during normal

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business hours, to inspect and/or audit any or all of the inventory and the books and records of the Parent or the Surviving Company (including the right to make copies and access to the personnel responsible for preparing any Return Report) to the extent reasonably necessary for Securityholders’ Representative to confirm the accuracy of the Return Reports delivered under this Agreement and calculations of the aggregate Qualified Product Return Amount and Excess Return Amount. Any such inspection or audit shall be conducted in such a manner as not to interfere with Parent or the Surviving Company’s normal business activities. Any such inspection or audit shall be conducted by a representative or representatives chosen by the Securityholders’ Representative, and shall subject to the following conditions:

(i) the Securityholders shall bear the cost and expense of any such inspection or audit, except as set forth in Section 7.15(c)(vi);

(ii) the inspection and audit rights set forth in this Section 7.15(c) shall not apply to any fiscal period which has been subject to a prior inspection or audit under this Section 7.15(c);

(iii) any request for an inspection or audit must be received prior to June 15, 2014;

(iv) any inspection or audit may be made by Securityholders’ Representative or a professional auditing company, provided any such outside accountants and/or auditing company are not engaged on a contingent fee basis;

(v) as a condition to any inspection or audit, the Securityholders’ Representative (or representatives chosen by the Securityholders’ Representative) shall be required to execute and deliver to Parent a standard agreement to maintain confidentiality of any information disclosed; and

(vi) if any such inspection or audit conclusively determines that any aggregate Qualified Product Return Amount was over-reported by more than the greater of (x) five percent (5%) or (y) $25,000 in a fiscal quarter, Parent shall reimburse the Securityholders’ Representative for its reasonable expenses incurred to complete the audit including, without limitation, out-of-pocket expenses for fees and costs paid to professionals or other representatives that conducted and prepared the audit; provided, however, that such reimbursement shall not exceed Five Thousand Dollars ($5,000).

(d) For purposes of this Agreement:

(i) The “Qualified Product Return Amount” means the aggregate gross sales price for Qualified Returned Products (as determined by utilizing each customer’s sales prices for such products in effect on the day prior to the Closing Date).

(ii) A “Qualified Returned Product” means a product that is (A) shipped by the Company to a customer of the Company or directly by the Company to an end user prior to the Closing Date, (B) recognized as revenue by

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the Company prior to the Closing Date and (C) returned to the Surviving Company or Parent (whether for a refund or taken as a deduction from amounts due to the Surviving Company or Parent) on or before the Indemnification Cut-Off Date by an end user (excluding any such returns for repair of a product), or by a customer of the Company following a return by an end user, in accordance with and pursuant to the terms and conditions of an applicable Contract entered into by the Company on or prior to the Closing Date. Notwithstanding the foregoing and for the avoidance of doubt, Qualified Returned Products shall include: (x) products that are returned by any Person as a result of a product defect or other customer satisfaction issue; (y) products that are returned by any customer identified in Schedule 7.15(d) for any reason, including products that are returned as a result of a product defect, customer satisfaction issue, stock rebalancing, excess inventory, guaranteed sales or similar reasons; or (z) products returned by any customer other than a customer identified in Schedule 7.15(d) as a result of stock rebalancing, excess inventory, guaranteed sales or similar reasons not related to a product defect, provided, however, that a product return shall constitute a Qualified Product Return under this subsection (ii)(z) only to the extent that the aggregate gross sales price for all product returns under this subsection (ii)(z) is less than or equal to $348,000.

Section 7.16 Financial Statements.

(a) The Company has prepared and delivered to Parent the historical financial information requested by Parent that is required to be audited and filed by Parent with the SEC pursuant to Item 9.01 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder as such financial information is modified by any relief granted to Parent by the SEC with respect to the scope of financial information required to be filed together with an audit opinion thereon from the Audit Accountants (as defined herein) in the form required by the SEC and applicable stock exchange (the “Historical Financial Information”). The Company will cooperate in all reasonable respects with PricewaterhouseCoopers LLP (the “Audit Accountants”) in connection with this audit of the Historical Financial Information.

(b) Prior to the Effective Time, the Company will cooperate, and will cause its personnel, advisors, accountants and all other parties reasonably requested by Parent to cooperate, in all reasonable respects with Parent in Parent’s preparation of the pro forma financial information relating to the acquisition required pursuant to Item 9.01 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder (the “Pro Forma Financial Information,” and together with the Historical Financial Information, the “Required Financial Information”), providing access to such of the Company’s personnel, advisors and accountants as may be necessary to prepare such Pro Forma Financial Information, and generally cooperating with Parent’s reasonable requests in order to facilitate such preparation.

(c) The parties further acknowledge that the foregoing financial information must be filed by Parent with the SEC under cover of an amendment to a Current Report on Form 8-K not less than seventy one (71) calendar days after the initial filing of such Current

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Report on Form 8-K, which initial filing must be filed by Parent with the SEC not less than four (4) days (as calculated under the SEC’s rules and regulations) after the Closing Date. Accordingly, time is of the essence with respect to the observance of this covenant. The parties also acknowledge that any Parent filings under the Securities Act that require the Required Financial Information also necessitate timely cooperation, including cooperation in the performance of incremental audit procedures necessary, by the Company to facilitate the execution and filing of an accountant’s consent. The Company covenants and agrees to promptly cooperate, and to cause its personnel, advisors, accountants and all other parties reasonably requested by Parent to cooperate, from and after the Closing Date to facilitate such actions and will use commercially reasonable efforts to cause the Audit Accountants to perform such procedures and deliver any such consent from time to time as requested by Parent.

Section 7.17 Supplement to Schedules. At any time prior to the Effective Time, the Company shall have the right, but not the obligation, to supplement or amend the Schedules with respect to any matter arising after the date hereof or which the Company becomes aware of after the date hereof (each a “Schedule Supplement”); provided, however, that no information in any Schedule Supplement shall cure any breach of any representation or warranty without Parent’s written waiver of such breach, and from and after the Closing Date the Parent/MergerCo Indemnified Parties shall continue to have the right to indemnification under Article IX with respect to any such matter.

ARTICLE VIII - CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver by consent of the other party, where permissible, at or prior to the Effective Time, of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted and approved by the Stockholders in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

(b) Governmental Consents. All licenses, permits, consents, authorizations, approvals, qualifications and orders of Governmental Authorities set forth in Schedule 4.4 shall have been obtained and shall be in full force and effect.

(c) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal or (ii) otherwise prohibiting the consummation of the Merger.

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Section 8.2 Additional Conditions to Obligations of Parent and MergerCo. The obligations of Parent and MergerCo to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent and MergerCo at or prior to the Effective Time:

(a) Representations and Warranties of the Company. The representations and warranties of the Company contained in Section 4.1 and Section 4.2 of this Agreement shall be true and correct in all material respects at and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date or time, in which case such representations and warranties shall be true and correct as of such date. All other representations and warranties of the Company contained in this Agreement (without giving effect to any limitation as to materiality or Company Material Adverse Effect) shall be true and correct at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date or time, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, dated the Closing Date, to the foregoing effect.

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect.

(c) Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Certificate of Incorporation and Bylaws, each as in effect from the date of this Agreement until the Closing Date and (iii) a copy of the votes of the Company Board and the Stockholders authorizing and approving the applicable matters contemplated hereunder.

(d) No Company Material Adverse Effect. Since the date of the Agreement, no change, event, circumstance, development or effect has occurred that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(e) Escrow Agreement. The Securityholders’ Representative shall have executed and delivered the Escrow Agreement.

(f) Resignation of Company Board and Officers. Parent shall have received the resignations of the officers of the Company and the members of the Company Board.

(g) Pay-off Letters. The Company shall have obtained from each Person who, on or following the date of this Agreement, holds any Indebtedness that is secured by an Encumbrance, a pay-off letter in form and substance made available to Parent prior to the Closing Date.

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(h) Estimated Working Capital. The Company shall have delivered the certificate required by Section 3.5(a)(i) setting forth the Estimated Closing Balance Sheet, the calculation of Estimated Net Working Capital and the calculation of Estimated Cash Amount.

(i) FIRPTA Certificate. The Company shall deliver to Parent an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations.

(j) Good Standing Certificates. The Company shall have delivered good standing certificates for the Company, dated not less than five (5) Business Days prior to the Closing, from the Secretary of State of the State of Delaware and from the Secretary of State of California.

(k) Dissenter Shares. Stockholders holding more than 5% of the Company Capital Stock shall not have demanded in writing appraisal for his, her or its Company Capital Stock in accordance with Section 262 of the DGCL or Chapter 13 of the California Corporations Code.

(l) Third-Party Consents. All consents of third parties set forth in Schedule 8.2(l) and substantially in the form attached as Exhibit G shall have been obtained and shall be in full force and effect.

(m) Investor Agreements. The Company shall have delivered to Parent the Termination Agreement in substantially the form attached as Exhibit H pursuant to which each of the Investor Agreements shall have terminated as of or prior to the Effective Time.

(n) Submission to Stockholders for Approval of Certain Payments. If any “disqualified individual” within the meaning of Section 280G(c) of the Code would have been reasonably likely to receive a “parachute payment” within the meaning of Section 280G(b)(1) of the Code by reason of the transactions contemplated in this Agreement, the Company shall have (a) submitted to all Persons entitled to vote (within the meaning of the Treasury Regulations under Section 280G of the Code) the material facts concerning all payments and benefits that, in the absence of shareholder approval of such payments and benefits, could constitute “parachute payments” within the meaning Section 280G(b)(2) of the Code (“Parachute Payments”), in form and substance made available to Parent and its counsel prior to the date of this Agreement, which will satisfy all requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, and (b) taken all necessary actions (including obtaining any required waivers of any such Parachute Payments or other consents from any applicable “disqualified individuals,” within the meaning of the Treasury Regulations under Section 280G of the Code) in order to obtain the Section 280G Stockholder Approval.

(o) Product Information. The Company shall have delivered to Parent the product information listed on Schedule 8.2(o).

(p) Intellectual Property Assignment. The Company shall have delivered the Assignment Agreement executed by the parties thereto in substantially the form attached as Exhibit I.

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Section 8.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of Parent and MergerCo set forth herein shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects at and as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects at and as of the Closing Date, except, in both instances, to the extent such representations and warranties expressly relate to an earlier date or time (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as appropriate, on and as of such earlier date), with only such exceptions which, in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent, dated the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent and MergerCo. Each of Parent and MergerCo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with on or prior to the Effective Time (including, without limitation funding the Payment Fund, Payroll Account Fund, Indemnification Escrow Fund, Working Capital Escrow Fund and Securityholders’ Representative Reimbursement Amount pursuant to Section 3.1), and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent, dated as of the Closing Date, to the foregoing effect.

(c) Escrow Agreement. Parent shall have executed and delivered the Escrow Agreement.

ARTICLE IX - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Company contained herein, as the case may be, shall survive the Closing and shall remain in full force and effect until 11:59 pm (Boston time) on March 31, 2014 (the “Indemnification Cut-Off Date”); provided, however, that the representations and warranties of the Company made pursuant to Sections 4.1 and 4.2(a), (b), (c) and (d) (collectively, the “Fundamental Representations”) shall survive indefinitely or until latest date permissible under applicable Law. The covenants and agreements of the parties contained in this Agreement shall survive indefinitely or for such shorter period as is explicitly specified therein with respect thereto, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. All representations and warranties made by Parent and MergerCo shall survive the Closing and shall remain in full force and effect until the performance of all of their obligations under Sections 3.1(a) and (b) and 2.8. Notwithstanding the preceding sentences, any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate

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pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given to the party against whom such indemnification may be sought prior to such time. For the avoidance of doubt, no Parent/MergerCo Indemnified Party shall be entitled to recover for any Loss pursuant to Section 9.2(a)(i) or (vii) unless written notice of a claim thereof pursuant to Section 9.3(a) is delivered to the Securityholders’ Representative no later than the Indemnification Cut-Off Date.

Section 9.2 Indemnification.

(a) Subject to the other terms and conditions of this Agreement, each Indemnifying Securityholder shall, severally (based on such Indemnifying Securityholder’s Pro Rata Share) and not jointly, indemnify, defend and hold harmless Parent, MergerCo and, effective at the Effective Time, without duplication, the Surviving Company and their respective officers, directors and members of their boards or representatives (each a “Parent/MergerCo Indemnified Party”) to the extent of any Losses imposed upon or incurred or sustained by any of the Parent/MergerCo Indemnified Parties, as the same are incurred, arising out of, relating to, resulting from, or in whole or in part sustained in connection with:

(i) the breach of any representation or warranty of the Company contained herein or contained in any Schedule to this Agreement or the breach of any representation or warranty of the Company contained in any certificate required to be delivered pursuant to Sections 8.2(a), (b) or (c) delivered pursuant to this Agreement, other than in respect of the Fundamental Representations;

(ii) the breach of any representation or warranty (A) of the Company in respect of the Fundamental Representations or (B) of the Securityholders contained in the Letter of Transmittal relating to ownership of and title to, as applicable, Company Capital Stock, Company Options or Company Warrants (the “Title Representations”);

(iii) any breach prior to the Effective Time of any covenant or agreement of the Company contained in this Agreement;

(iv) the amount of any Company Transaction Expenses, except to the extent that such Company Transaction Expenses have been included in the Payoff Instructions;

(v) any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 2.6 upon the exchange of such Dissenting Shares;

(vi) the failure of any item set forth in the Base Consideration Allocation Schedule (as amended as of the Effective Time in accordance with Section 3.1(a)(i)) or the Escrow Allocation Schedule to be accurate, true and correct in all respects as of the Effective Time (regardless of any approval or acceptance thereof by Parent or MergerCo);

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(vii) the amount by which the Qualified Product Return Amount exceeds the Return Reserve Amount (the “Excess Return Amount”);

(viii) the item set forth on Schedule 9.2(a)(viii); and

(ix) any allegation of noncompliance with any Government Contracts relating to (A) the Company’s billing rates or (B) noncompliance with government-mandated time card systems.

(b) The Parent/MergerCo Indemnified Parties’ indemnification rights pursuant to Section 9.2(a) shall be limited as follows:

(i) The Parent/MergerCo Indemnified Parties shall not be entitled to any indemnification pursuant to Section 9.2(a)(i), until the aggregate dollar amount of all such Losses that would otherwise be indemnifiable equals or exceeds $400,000 (the “Threshold”), at which time the Parent/MergerCo Indemnified Parties shall be entitled to indemnification of all Losses that would otherwise be indemnifiable pursuant to Section 9.2(a)(i) above such Threshold (including all Losses incurred prior to exceeding the Threshold), subject to the other limitations and qualifications set forth in this Article IX.

(ii) The Parent/MergerCo Indemnified Parties shall not be able to seek indemnification pursuant to Sections 9.2(a)(i), (viii) and (ix) for any amount of indemnifiable Losses pursuant to Sections 9.2(a)(i), (viii) and (ix) in excess of the Indemnification Escrow Amount and the right of the Parent/MergerCo Indemnified Parties to recover for any indemnifiable Losses pursuant to Section 9.2(a)(i), (viii) and (ix) shall be limited solely and exclusively to the Indemnification Escrow Fund; provided, however, that the foregoing provisions of this Section 9.2(b)(ii) shall not apply to Losses sustained or incurred due to fraud by or on behalf of the Company or the Securityholders in connection with the transactions contemplated by this Agreement.

(iii) Each Indemnifying Securityholder shall be liable to the Parent/MergerCo Indemnified Parties for its Pro Rata Share, up to the amount of the Merger Consideration, of Losses indemnifiable under Section 9.2(a); provided, however, that in no event shall an Indemnifying Securityholder be liable to the Parent/MergerCo Indemnified Parties for such Losses for an amount greater than the amount of the Merger Consideration actually received by such Indemnifying Securityholder (including only such portions of the Indemnification Escrow Amount, the Working Capital Escrow Amount and the Securityholders’ Representative Reimbursement Amount actually received by such Indemnifying Securityholder). By way of example, if a Parent/MergerCo Indemnified Party has suffered indemnifiable Losses of $2,000,000 as a result of a breach of a Fundamental Representation, and an Indemnifying Securityholder’s Pro Rata Share is 10%, then such Indemnifying Securityholders’ liability for such Losses would be limited to $200,000, provided that such Losses could not otherwise be paid out of the Indemnification Escrow Fund and the Indemnifying Securityholder actually received such amount before the aforesaid deductions.

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(iv) (A) The Parent/MergerCo Indemnified Parties shall not be able to seek indemnification pursuant to Section 9.2(a)(vii) for any amount of indemnifiable Losses pursuant to Section 9.2(a)(vii) in excess of the aggregate amount of $2,220,000, and the right of the Parent/MergerCo Indemnified Parties to recover for any such indemnifiable Losses shall be limited solely and exclusively to the Indemnification Escrow Fund, (B) the amount of indemnifiable Losses for which indemnification is available pursuant to Section 9.2(a)(vii) shall be limited to the actual amount of the Excess Return Amount and (C) the Parent/MergerCo Indemnified Parties shall have no right to seek indemnification pursuant to Section 9.2(a) with respect to a breach of a representation or warranty of the Company relating to or in connection with a product return or the amount of return accruals reflected in the Financial Statements, it being understood that indemnification for any Losses related thereto shall be limited solely and exclusively to the rights of the Parent/MergerCo Indemnified Parties pursuant to Section 9.2(a)(vii) and subject to the other limitations herein.

(v) For purposes of determining the amount of Losses arising from a breach of or inaccuracy in any representation, warranty, covenant or obligation of the parties in this Agreement but not for purposes of determining whether any such representation, warrant, covenant or obligation has been breached or is inaccurate, limitations or qualifications as to dollar amount, materiality or Material Adverse Effect set forth in such representation, warranty, covenant or obligation shall be disregarded.

(vi) No indemnification shall be payable to a Parent/MergerCo Indemnified Party with respect to claims asserted by such Parent/MergerCo Indemnified Party (i) pursuant to Section 9.2(a)(i) or (vii) after the Indemnification Cut-Off Date or (ii) pursuant to Sections 9.2(a)(ii)-(vi) and Section 9.2(a)(viii)-(ix) after the end of the applicable survival period.

(vii) The Parent/MergerCo Indemnified Parties shall first seek satisfaction for any Losses for which indemnification is available hereunder under Section 9.2(a) out of the Indemnification Escrow Fund, if any, until all funds held in the Indemnification Escrow Fund have been exhausted.

(viii) An Indemnifying Securityholder shall be liable for Losses with respect to a claim for indemnification asserted by a Parent/MergerCo Indemnified Party pursuant to Section 9.2(a)(ii)(B) only if such Indemnifying Securityholder committed such breach; provided, however, that, that in no event shall an Indemnifying Securityholder be liable to the Parent/MergerCo Indemnified Parties for such Losses for an amount greater than the amount of the Merger Consideration actually received by such Indemnifying Securityholder (including only such portions of the Indemnification Escrow Amount, the Working Capital Escrow Amount and the Securityholders’ Representative Reimbursement Amount actually received by such Indemnifying Securityholder).

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(ix) An Indemnifying Securityholder shall be liable for Losses sustained or incurred due to fraud only if such Indemnifying Securityholder committed such fraud or had actual knowledge of such fraud.

(x) The Parent/MergerCo Indemnified Parties shall not be entitled to recover any Losses to the extent taken into account in determining the calculation of Closing Net Working Capital and Cash or Final Net Working Capital and Cash Shortfall.

(c) The Parent/MergerCo Indemnified Party agrees to use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies. The amount of Losses payable under this Article IX shall be reduced by any and all amounts actually recovered by the Parent/MergerCo Indemnified Party under applicable insurance policies or from any other Person responsible therefor (net of any expenses incurred by such Parent/MergerCo Indemnified Party in collecting such amount) and the Parent and MergerCo (on behalf of themselves and each of the Parent/MergerCo Indemnified Parties) hereby waive any subrogation rights under the applicable insurance policies with respect to such recovered amounts. If the Parent/MergerCo Indemnified Party actually receives any amounts under applicable insurance policies or from any other Person responsible for any indemnified Losses, subsequent to an indemnification payment therefor pursuant to this Article IX, then such Parent/MergerCo Indemnified Party shall promptly pay such amounts to the Paying Agent for further distribution to the Indemnifying Securityholders (or, in the event the Paying Agent is no longer engaged by the Parent at such time, such Parent/MergerCo Indemnified Party shall promptly reimburse the Securityholders’ Representative, for the benefit of the Indemnifying Securityholders), for any payment made or expense incurred in connection with providing such indemnification payment pursuant to this Article IX up to such amount actually received by the Parent/MergerCo Indemnified Party, net of any expenses incurred by such Parent/MergerCo Indemnified Party in collecting such amount.

Section 9.3 Procedures.

(a) General. Promptly after the discovery by any Parent/MergerCo Indemnified Party of any Loss or Losses, claim or breach, including any claim by a third Person (a “Third Party Claim”), that would reasonably be expected to give rise to a claim for indemnification hereunder, the Parent/MergerCo Indemnified Party shall deliver to the Securityholders’ Representative a certificate (a “Claim Certificate”) that:

(i) states that the Parent/MergerCo Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Parent/MergerCo Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii) specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis

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for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Parent/MergerCo Indemnified Party claims to be entitled hereunder; and

(iii) with respect to any Third Party Claim, states the identity and address of the third Person claimant (to the extent reasonably available to Parent) and provides copies of any demand, claim or complaint by such third Person.

provided, that subject to the limitations set forth in Section 9.1, no delay on the part of any Parent/MergerCo Indemnified Party in notifying the Securityholders’ Representative shall relieve any Securityholder of any liability or obligations hereunder except to the extent that such Securityholder has been materially prejudiced thereby, and then only to such extent.

(b) Objection. If the Securityholders’ Representative objects to the indemnification of an Parent/MergerCo Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Securityholders’ Representative shall deliver a written notice specifying in reasonable detail the basis for such objection to the Parent/MergerCo Indemnified Party within thirty (30) days after receipt by the Securityholders’ Representative of such Claim Certificate. Thereafter, the Securityholders’ Representative and the Parent/MergerCo Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Parent/MergerCo Indemnified Party of such written objection with respect to each of such claims to which the Securityholders’ Representative has objected. If the Parent/MergerCo Indemnified Party and the Securityholders’ Representative agree with respect to any of such claims, the Parent/MergerCo Indemnified Party and the Securityholders’ Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Parent/MergerCo Indemnified Party and the Securityholders’ Representative fail to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification. Notwithstanding the foregoing, in the event that the Parent/MergerCo Indemnified Party seeks recovery against the Escrow Amount, the time periods set forth herein shall run concurrently with and be without duplication of the time periods set forth in the Escrow Agreement.

(c) Parent/MergerCo Indemnified Party Defense; Settlement. Parent or the Surviving Company shall have the right in its sole discretion to conduct the defense of any Third-Party Claim; provided, however, that the Securityholders’ Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Securityholder, such Indemnifying Securityholder) and its counsel (at such party’s, or in the case of the Securityholders’ Representative, at the Indemnifying Stockholders’ sole expense) may participate in (but not control the conduct of) the defense of such Third-Party Claim; provided further that any settlement of any such Third-Party Claim shall be effected with the prior written consent of the Securityholders’ Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Securityholder, with the prior written consent of such Indemnifying Securityholder), which consent shall not be unreasonably withheld, conditioned or delayed.

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(d) Securityholders’ Representative Defense; Settlement. In the event the Parent/MergerCo Indemnified Party elects not to defend the Third Party Claim, the Securityholders’ Representative may defend such claim at the Indemnifying Securityholders’ sole cost and expense. In such event, neither the Securityholders’ Representative nor any Indemnifying Securityholder shall have any right to settle, adjust or compromise any Third-Party Claim without the express written consent of the Parent/MergerCo Indemnified Party against whom the Third-Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Agreed Claims. Claims for Losses specified in any Claim Certificate to which the Securityholders’ Representative did not object in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 9.3(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Parent/MergerCo Indemnified Party shall be entitled to payment for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims.

Section 9.4 Treatment of Indemnity Payments. All payments made pursuant to this Article IX shall be treated as adjustments to the purchase price for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

Section 9.5 Remedies Exclusive.

(a) Parent and MergerCo agree that, following the Effective Time, the sole and exclusive remedy for money damages for any matters relating to this Agreement, the Escrow Agreement and any certificate or instrument delivered pursuant hereto shall be the rights to indemnification set forth in this Article IX. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in this Article IX shall not apply with respect to (i) fraud in connection with the transactions contemplated by this Agreement, or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance.

(b) Following the Closing, no Securityholder shall have any right of indemnification, contribution or subrogation against the Surviving Company with respect to any indemnification made by or on behalf of any Securityholder under Article IX if the Merger is consummated.

Section 9.6 Securityholders’ Representative.

(a) By virtue of the adoption of this Agreement and the approval of the Merger by the Securityholders, each Securityholder (regardless of whether or not such Securityholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof, or otherwise approves or consents to the adoption of this Agreement and the Merger) hereby initially appoints, as of the date of this Agreement, Shareholder Representative Services LLC as the Securityholders’ Representative. The Securityholders’ Representative shall have full power and authority to take all actions under this Agreement and the Escrow Agreement that are to be taken by the Securityholders’

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Representative. The Securityholders’ Representative shall take any and all actions which it believes are necessary or appropriate under this Agreement and the Escrow Agreement, including, without limitation, executing the Escrow Agreement as Securityholders’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement or the Escrow Agreement by the Securityholders’ Representative, interpreting all of the terms and provisions of this Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Securityholders’ Representative in connection with this Agreement or the Escrow Agreement, defending all claims arising pursuant to Section 3.5 (an “NWC Claim”), defending all indemnity claims against the Escrow Amount pursuant to Section 9.2 (an “Indemnity Claim”), consenting to, compromising or settling all NWC Claims and Indemnity Claims, conducting negotiations with Parent and its agents regarding such claims, dealing with Parent and the Escrow Agent under this Agreement, taking any all other actions specified in or contemplated by this Agreement or the Escrow Agreement, and engaging counsel, accountants or other representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Securityholders’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof in his or her capacity as Securityholders’ Representative.

(b) The Company, the Indemnifying Securityholders, Parent and MergerCo each hereby authorizes the Securityholders’ Representative to:

(i) Receive all notices or documents given or to be given to Securityholders’ Representative pursuant hereto or to the Escrow Agreement or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement or the Escrow Agreement;

(ii) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Securityholders’ Representative may in his or her sole discretion deem appropriate;

(iii) After the Effective Time, take such action as the Securityholders’ Representative may in his or her sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or MergerCo contained in this Agreement or in any document delivered by Parent or MergerCo pursuant hereto; (B) taking such other action as the Securityholders’ Representative is authorized to take under this Agreement or the Escrow Agreement; (C) receiving all documents or certificates and making all determinations, in their capacity as Securityholders’ Representative, required under this Agreement or the Escrow Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement and the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article X and any waiver of any obligation of Parent or the Surviving Company.

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(c) The Securityholders’ Representative shall have no duties to the Securityholders or liability to the Securityholders with respect to any action taken or omitted to be taken, decision made or instruction given by the Securityholders’ Representative in connection with the Escrow Agreement or this Agreement while acting in good faith and without gross negligence or willful misconduct. The Indemnifying Securityholders shall severally (but not jointly) indemnify, defend and hold harmless the Securityholders’ Representative and its successors and assigns from and against any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) (collectively, “Representative Losses”) arising as a result of or incurred in connection with any actions taken or omitted to be taken by the Securityholders’ Representative pursuant to the terms of this Agreement or the Escrow Agreement, in each case as such Representative Loss is incurred or suffered; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the bad faith, gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Indemnifying Securityholders the amount of such indemnified Representative Loss attributable to such bad faith, gross negligence or willful misconduct. If not paid directly to the Securityholders’ Representative by the Indemnifying Securityholders’, any such Representative Losses may be recovered by the Securityholders’ Representative from (i) the Securityholders’ Representative Reimbursement Amount, (ii) the amounts in the Indemnification Escrow Fund otherwise distributable to the Indemnifying Securityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Securityholders’ Representative to the Escrow Agent; provided, that while this section allows the Securityholders’ Representative to be paid from the Securityholders’ Representative Reimbursement Amount and the Indemnification Escrow Fund, this does not relieve the Indemnifying Securityholders from their obligation to promptly pay such Representative Losses as such Representative Losses are suffered or incurred, nor does it prevent the Securityholders’ Representative from seeking any remedies available to it at law or otherwise.

(d) The Securityholders’ Representative shall serve as the Securityholders’ Representative without compensation except as provided in the Engagement Agreement.

(e) The Securityholders’ Representative shall have reasonable access to information of and concerning any NWC Claim and/or any Indemnity Claim and which is in the possession, custody or control of Parent or the Surviving Company and the reasonable assistance of Parent’s and the Surviving Company’s officers and employees for purposes of performing the Securityholders’ Representative’s duties under this Agreement or the Escrow Agreement and exercising its rights under this Agreement and the Escrow Agreement, including for the purpose of evaluating any Indemnity Claim against the Escrow Fund by Parent and any NWC Claim against the Escrow Fund; provided that the Securityholders’ Representative shall treat confidentially and not, except in connection with enforcing its rights under this Agreement and the Escrow Agreement, disclose any nonpublic information from or concerning any Indemnity Claim or any NWC Claim to anyone (except to the Securityholders’ Representative’s attorneys, accountants or other advisers, to Indemnifying Securityholders and on a need-to-know basis to other individuals who agree to keep such information confidential).

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(f) In the performance of its duties hereunder, the Securityholders’ Representative shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Indemnifying Securityholder or any party hereunder and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

(g) Each Securityholder acknowledges that Parent is relying and shall rely on the authority of the Securityholders’ Representative granted hereunder and shall be entitled to treat such Securityholders’ Representative as the duly appointed attorney-in-fact of each Securityholder and as having the duties, power and authority provided for in this Agreement and the Escrow Agreement. The Securityholders’ Representative may resign at any time. Notwithstanding the foregoing, subject to a Requisite Stockholder Approval, the Securityholders shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Securityholders’ Representative to appoint a successor Securityholders’ Representative upon not less than five (5) Business Days’ prior written notice to Parent; provided, however, that neither such removal of the then-acting Securityholders’ Representative nor such appointment of a successor Securityholders’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Securityholder with respect to such removal and appointment, together with an acknowledgement signed by the successor Securityholders’ Representative appointed in such writing that he, she or it accepts the responsibility of successor Securityholders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Securityholders’ Representative. Each successor Securityholders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Securityholders’ Representative, and the term “Securityholders’ Representative as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Securityholders’ Representative.

(h) Subject to Section 9.6(g), the appointment of the Securityholders’ Representative hereunder is irrevocable and any action taken by the Securityholders’ Representative pursuant to the authority granted in this Section 9.6 shall be effective and absolutely binding as the action of the Securityholders’ Representative under this Agreement or the Escrow Agreement.

ARTICLE X - TERMINATION, AMENDMENT AND WAIVER

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained:

(a) by the mutual written consent of Parent (on behalf of itself and MergerCo) and the Company (on behalf of itself and the Securityholders’ Representative);

(b) by either of the Company (on behalf of itself and the Securityholders’ Representative), on the one hand, or Parent or MergerCo, on the other hand, by written notice to the other:

(i) if any Governmental Authority of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the parties hereto

Agreement and Plan of Merger – Page 83

shall use their best efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such injunction shall have become final and non-appealable; or

(ii) if the consummation of the Merger shall not have occurred prior to 5:00 pm (Boston time) on October 1, 2012; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date unless any such failure is incapable of being cured.

(c) by the Company (on behalf of itself and the Securityholders’ Representative), if the Company is not then in material breach of any material term of this Agreement, upon written notice to Parent, upon a material breach of any representation, warranty or covenant of Parent or MergerCo contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within five (5) days after the giving of written notice thereof by the Company to Parent, such that the conditions set forth in Sections 8.1 and 8.3 cannot be satisfied or cured prior to the date set forth in Section 10.1(b)(ii);

(d) by Parent or MergerCo, if neither Parent nor MergerCo is then in material breach of any material term of this Agreement, upon written notice to the Company, upon a material breach of any representation, warranty or covenant of the Company contained in this Agreement, provided that such breach is not capable of being cured or has not been cured within five (5) days after the giving of written notice thereof by Parent or MergerCo to the Company, such that the conditions set forth in Sections 8.1 and 8.2 cannot be satisfied or cured prior to the date set forth in Section 10.1(b)(ii); or

(e) by Parent (on behalf of itself and MergerCo), if within twelve (12) hours following the execution of this Agreement by the parties hereto, the Company fails to deliver to Parent written evidence that the Requisite Stockholder Approval has been obtained; provided that if Parent has not terminated this Agreement pursuant to this Section 10.1(e) and the Company delivers such written evidence after the time period provided in this Section 10.1(e), then the termination right in this Section 10.1(e) shall be null and void.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, MergerCo or the Company and their respective directors, members of the Company Board, officers, employees, partners, members or stockholders and all rights and obligations of any party hereto shall cease, except for the agreements contained in Section 7.4, this Section 10.2 and Article XI; provided, however, that nothing contained in this Section 10.2 shall relieve any party from liability for breaches of this Agreement.

Section 10.3 Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the Stockholders of the Company and MergerCo; provided, however, that after the Company obtains the Requisite Stockholder Approval, no amendment shall be made that by Law requires further approval by the Stockholders without obtaining such approval; and provided further that no amendment shall be made after the Effective Time.

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Section 10.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

ARTICLE XI - GENERAL PROVISIONS

Section 11.1 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing written proof of delivery) or via facsimile (providing written proof of transmission), in each case with a copy via electronic mail to the parties at the following addresses, facsimile numbers or e-mail addresses (or at such other address for a party as specified by like notice):

(a) if to the Company, to:

Evolution Robotics, Inc.

1055 E. Colorado Blvd., Suite 340

Pasadena, CA 91106

Fax: (626) 993-3384

Attention: Albert Asatoorian, Esq.

email: albert@evolution.com

with copies to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

Fax: (650) 233-4545

Attention: Jorge del Calvo, Esq.

email: Jorge@pillsburylaw.com

and

Pillsbury Winthrop Shaw Pittman LLP

725 South Figueroa Street, Suite 2800

Los Angeles, California 90017

Fax: (213) 629-1033

Attention: Christopher Patay, Esq.

email: Christopher.patay@pillsburylaw.com

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(b) if to Parent, to:

iRobot Corporation

8 Crosby Drive

Bedford, MA 01730

Fax: (781) 430-3001

Attention: Glen D. Weinstein, Esq.

email: glen@irobot.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Fax: (617) 523-1231

Attention: Mark T. Bettencourt, Esq.

e-mail: MBettencourt@goodwinprocter.com

(c) If to MergerCo, to:

Bull Dog Acquisition Corporation

c/o iRobot Corporation

8 Crosby Drive

Bedford, MA 01730

Fax: (781) 430-3001

Attention: Glen D. Weinstein, Esq.

email: glen@irobot.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Fax: (617) 523-1231

Attention: Mark T. Bettencourt, Esq.

e-mail: MBettencourt@goodwinprocter.com

(d) If to Securityholders’ Representative or, after the Effective Time, an Indemnifying Securityholder, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

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Fax: (303) 623-0294

Telephone: (303) 648-4085

Attention: Managing Director

email: deals@shareholderrep.com

with copies to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, California 94304

Fax: (650) 233-4545

Attention: Jorge del Calvo, Esq.

email: Jorge@pillsburylaw.com

and

Pillsbury Winthrop Shaw Pittman LLP

725 South Figueroa Street, Suite 2800

Los Angeles, California 90017

Fax: (213) 629-1033

Attention: Christopher Patay, Esq.

email: Christopher.patay@pillsburylaw.com

Section 11.2 Information. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Parent, MergerCo or the Company, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, Parent, MergerCo or the Company, as applicable.

Section 11.3 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 11.4 Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

Section 11.5 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

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Section 11.6 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) the Company Board has approved for purposes of the DGCL and any applicable provision of the Certificate of Incorporation or the Bylaws, the terms of this Agreement and (b) this Agreement is executed by the parties hereto.

Section 11.7 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference will be to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 11.8 Fees and Expenses. Whether or not the Merger is consummated, Parent (on behalf of Parent and MergerCo), on the one hand, and the Company (on behalf of the Company and the Stockholders), on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

Section 11.9 Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Parent and MergerCo hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of any court of competent civil jurisdiction sitting the State of Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such

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litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto (other than the Securityholders’ Representative with respect to clause (a)) agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to clauses (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 11.10 Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 11.11 Specific Performance. The parties hereto agree that irreparable damage could occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Company, Parent and MergerCo shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 11.12 Miscellaneous. This Agreement (a) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (b) may be executed in two or more counterparts which together shall constitute a single agreement. Except as set forth in Section 9.5 or as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

PARENT:

iROBOT CORPORATION

By:	/s/ Colin Angle
Name: Colin Angle
Title: CEO

MERGERCO:

BULL DOG ACQUISITION CORPORATION

By:	/s/ John Leahy
Name: John Leahy
Title: President

COMPANY:

EVOLUTION ROBOTICS, INC.

By:	/s/ Paolo Pirjanian
Name: Paolo Pirjanian
Title: CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholders’ Representative:

By:	/s/ W. Paul Koenig
Name: W. Paul Koenig
Title: Managing Director